UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.__)
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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12
THE MARCUS CORPORATION
(Name of Registrant as Specified in its Charter)
_______________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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THE MARCUS CORPORATION
100 East Wisconsin Avenue, Suite 1900
Milwaukee, Wisconsin 53202-4125
___________________________
NOTICE OF 2022 ANNUAL MEETING OF SHAREHOLDERS
To Be Held Tuesday, May 10, 2022
___________________________
To the Shareholders of
THE MARCUS CORPORATION
NOTICE IS HEREBY GIVEN THAT the 2022 Annual Meeting of Shareholders of THE MARCUS CORPORATION will be held on Tuesday, May 10, 2022, at 9:00 A.M., Central Time, at Movie Tavern Brookfield Square, 175 S. Moorland Rd, Brookfield, WI 53005 for the following purposes:
1.to elect as directors the ten nominees named in the attached proxy statement;
2.to approve, by advisory vote, the compensation of our named executive officers as disclosed in the attached proxy statement;
3.to ratify the selection of Deloitte & Touche LLP as our independent auditor for our fiscal year ending December 29, 2022; and
4.to consider and act upon any other business that may be properly brought before the meeting or any postponement or adjournment thereof.
Only holders of record of our Common Stock and Class B Common Stock as of the close of business on March 7, 2022, will be entitled to notice of, and to vote at, the annual meeting and any postponement or adjournment thereof. Shareholders may vote in person or by proxy. The holders of our Common Stock will be entitled to one vote per share and the holders of our Class B Common Stock will be entitled to ten votes per share on each matter submitted for shareholder consideration.

Shareholders are cordially invited to attend the annual meeting in person. A map is provided on the following page to assist you in locating the Movie Tavern Brookfield Square. You should have already received an Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting with instructions on how to access the proxy materials and vote. As indicated in that Notice, you may view the proxy materials online at www.proxyvote.com and you may also access and complete the proxy card online at www.proxyvote.com. Or if you prefer, you may request a copy of the proxy materials, free of charge, including a hard copy of the proxy card, through the website www.proxyvote.com, by phone at 1-800-690-6903 or by email at sendmaterial@proxyvote.com. Whether or not you expect to attend the annual meeting in person, you are requested to properly complete the proxy card online at www.proxyvote.com or to obtain, complete, date, sign and promptly return a hard copy of the proxy card, which can be obtained by request through the website, toll free number or email address noted above.

Interested parties are invited to listen to a live audio webcast of the meeting by logging onto the “Investor Relations” section of our website, investors.marcuscorp.com. Listeners should go to the website at least 15 minutes prior to the start of the presentation to download and install any necessary audio software.

Accompanying this Notice of 2022 Annual Meeting of Shareholders is a proxy statement and form of proxy.

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be Held on May 10, 2022
We encourage you to access and review all of the information contained in the proxy statement and accompanying materials before voting. The proxy statement and our 2021 annual report to shareholders are available at www.proxyvote.com. If you want to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed above on or before April 26, 2022 to facilitate timely delivery.
IMPORTANT: If you hold your shares in a brokerage account, you should be aware that your broker is not permitted to vote your shares for the election of directors or approval, by advisory vote, of the compensation of our named executive officers if you do not instruct your broker how to vote within 10 days prior to our Annual Meeting. Therefore, you must affirmatively take action to vote your shares at our Annual Meeting. If you do not, your shares will not be voted with respect to such matters.

On Behalf of the Board of Directors
Milwaukee, Wisconsin March 31, 2022	Thomas F. Kissinger Senior Executive Vice President, General Counsel and Secretary

Important Notice for
Shareholders Attending The Marcus Corporation 2022 Annual Meeting

9:00 a.m. Central Time
Tuesday, May 10, 2022
Movie Tavern Brookfield Square
175 South Moorland Road
Brookfield, Wisconsin 53005
https://www.marcustheatres.com/theatre-locations/brookfield-square-cinema

Directions From Madison:
Take I-94 to Moorland Rd (Exit 301 A-B). Turn North (left) on S. Moorland Rd. Turn West (left) onto Shopping Center Ring Rd. Movie Tavern Brookfield Square will be on the right, connected to the mall.

Directions From Milwaukee:
Take I-94 to Moorland Rd (Exit 301 B). Merge North (right) on S. Moorland Rd. Turn West (left) onto Shopping Center Ring Rd. Movie Tavern Brookfield Square will be on the right, connected to the mall.

Experience the Magic at Movie Tavern Brookfield Square:
Following the annual meeting on Tuesday, May 10, 2022, shareholders are invited to enjoy a complimentary movie at Movie Tavern Brookfield Square.

THE MARCUS CORPORATION
_________________________
PROXY STATEMENT
_________________________
For
2022 Annual Meeting of Shareholders
To Be Held Tuesday, May 10, 2022
This proxy statement and accompanying form of proxy are being furnished to our shareholders beginning on or about March 31, 2022, in connection with the solicitation of proxies by our board of directors for use at our 2022 Annual Meeting of Shareholders to be held on Tuesday, May 10, 2022, at 9:00 A.M., Central Time, at Movie Tavern Brookfield Square, 175 S. Moorland Rd, Brookfield, WI 53005 and at any postponement or adjournment thereof (collectively, the “Meeting”), for the purposes set forth in the attached Notice of 2022 Annual Meeting of Shareholders and as described herein.
Execution of a proxy will not affect your right to attend the Meeting and to vote in person, nor will your presence revoke a previously submitted proxy. You may revoke a previously submitted proxy at any time before it is exercised by giving written notice of your intention to revoke the proxy to our Secretary, by notifying the appropriate personnel at the Meeting in writing or by voting in person at the Meeting. Unless revoked, the shares represented by proxies received by our board of directors will be voted at the Meeting in accordance with the instructions thereon. If no instructions are specified on a proxy, the votes represented thereby will be voted: (1) for the board’s ten director nominees set forth below; (2) for the approval, by advisory vote, of the compensation of our named executive officers; (3) for the ratification of the selection of Deloitte & Touche LLP as our independent auditor for our fiscal year ending December 29, 2022; and (4) on such other matters that may properly come before the Meeting and at any postponement or adjournment thereof in accordance with the best judgment of the persons named as proxies.
Only holders of record of shares of our Common Stock (“Common Shares”) and our Class B Common Stock (“Class B Shares”) as of the close of business on March 7, 2022 (the “Record Date”) are entitled to vote at the Meeting. As of the Record Date, we had 24,396,827 Common Shares and 7,110,875 Class B Shares outstanding and entitled to vote. The record holder of each outstanding Common Share on the Record Date is entitled to one vote per share and the record holder of each outstanding Class B Share on the Record Date is entitled to ten votes per share on each matter submitted for shareholder consideration at the Meeting. The holders of our Common Shares and the holders of our Class B Shares will vote together as a single class on all matters subject to shareholder consideration at the Meeting. The total number of votes represented by outstanding Common Shares and Class B Shares as of the Record Date was 95,505,577, consisting of 24,396,827 votes represented by outstanding Common Shares and 71,108,750 votes represented by outstanding Class B Shares.
IMPORTANT: If you hold your shares in a brokerage account, you should be aware that your broker is not permitted to vote your shares for the election of directors or the approval, by advisory vote, of the compensation of our named executive officers if you do not instruct your broker how to vote within 10 days prior to the Meeting. Therefore, you must affirmatively take action to vote your shares at the Meeting. If you do not, your shares will not be voted with respect to such matters.

PROPOSAL 1 — ELECTION OF DIRECTORS
At the Meeting, our shareholders will elect all ten members of our board of directors. The directors elected at the Meeting will hold office until our 2023 Annual Meeting of Shareholders and until their successors are duly qualified and elected. If, prior to the Meeting, one or more of the board’s nominees becomes unable to serve as a director for any reason, the votes represented by proxies granting authority to vote for all of the board’s nominees, or containing no voting instructions, will be voted for a replacement nominee selected by the board of directors. Under Wisconsin law, if a quorum of shareholders is present, directors are elected by a plurality of the votes cast by the shareholders entitled to vote in the election. This means that the individuals receiving the largest number of votes will be elected as directors, up to the maximum number of directors to be chosen at the election. Therefore, any shares that are not voted on this matter at the Meeting, whether by abstention, broker nonvote or otherwise, will have no effect on the election of directors at the Meeting.
All of our director nominees have been elected by our shareholders and have served continuously as directors since the date indicated below. The names of the director nominees, together with certain information about each of them as of the Record Date, are set forth below. Unless otherwise indicated, all of our director nominees have held the same principal occupation indicated below for at least the last five years.

Name	Current Principal Occupation	Age	Director Since
Stephen H. Marcus	Our chairman of the board. In January 2009, he retired as our chief executive officer, a position he had held since 1988. Mr. Marcus’ long-time service as our chief executive officer and chairman of the board led to our conclusion that he should serve as a director of the Company, including as our chairman of the board.(1)(2)	86	1969

Gregory S. Marcus	Our chief executive officer since January 2009 and our president since January 2008. Prior thereto, he was our senior vice president — corporate development. Mr. Marcus’ experience with our Company since 1999 in various positions, including his current role as our chief executive officer, led to our conclusion that he should serve as a director of the Company.(1)(2)(3)	57	2005

Diane Marcus Gershowitz	Real estate management and investments. Ms. Gershowitz’s long-standing service on our board and her expertise in real estate matters led to our conclusion that she should serve as a director of the Company.(1)(2)	83	1985

Allan H. Selig	Chief executive officer of Selig Leasing Co., Inc. (automobile leasing agency) and Commissioner Emeritus of Major League Baseball. Mr. Selig’s long-standing service on our board and his experience as commissioner of Major League Baseball has led to our conclusion that he should serve as a director of the Company.(4)	87	1995

Name	Current Principal Occupation	Age	Director Since
Timothy E. Hoeksema	Retired chairman of the board, president and chief executive officer of Midwest Air Group, Inc. (commercial airline carrier). Mr. Hoeksema’s long-standing service on our board and his experience as the chief executive officer for many years at one of the nation’s most recognized service-oriented national travel carriers and his experience in the travel industry led to our conclusion that he should serve as a director of the Company.	75	1995

Bruce J. Olson	Our retired senior vice president and retired president of Marcus Theatres Corporation. Mr. Olson’s long-standing service on our board and extensive experience gained while leading our theatre division led to our conclusion that he should serve as a director of the Company.	72	1996

Philip L. Milstein	Principal of Ogden CAP Properties, LLC (real estate and investments) and former co-chairman of Emigrant Savings Bank (savings bank). Mr. Milstein’s long-standing service on our board of directors and his financial expertise and experience led to our conclusion that he should serve as a director of the Company.	72	1996

Brian J. Stark	Former founding principal, chief executive officer and chief investment officer of Stark Investments (global alternative investment firm). Mr. Stark’s extensive executive level experience in the investment industry and financial markets led to our conclusion that he should serve as a director of the Company.(5)	67	2012

Katherine M. Gehl	President and chief executive officer of Gehl Foods, Inc. from September 2011 to March 2015, and director of Gehl Foods, Inc. from 2005 to September 2011. Ms. Gehl’s extensive executive-level experience in the food service and hospitality industries and board of directors experience led to our conclusion that she should serve as a director of the Company.	55	2015

David M. Baum	President of Baum Media Group, LLC since February 2005. President of Maven Marketing, LLC (d/b/a Revolution Golf) from April 2013 to July 2017, Special Advisor to The Golf Channel from August 2017 to February 2020 and Partner with Goldman, Sachs & Co. from 1998 to 2003. Mr. Baum’s expertise in matters relating to corporate finance, mergers and acquisitions, corporate governance, leisure travel and digital media led to our conclusion that he should serve as a director of the Company.(6)	57	2016

_____________________
(1)Stephen H. Marcus and Diane Marcus Gershowitz are siblings. Gregory S. Marcus is the son of Stephen H. Marcus.
(2)As a result of their beneficial ownership of Common Shares and Class B Shares, Stephen H. Marcus, Gregory S. Marcus and Diane Marcus Gershowitz may be deemed to control, or share in the control of, the Company. See “Stock Ownership of Management and Others.”
(3)Gregory S. Marcus is also an officer of certain of our subsidiaries.
(4)Allan H. Selig is a director of Oil-Dri Corporation of America.
(5)Brian J. Stark is a director of Black Maple Capital Corporation.
(6)David M. Baum is a director of Cumulus Media Inc.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE BOARD’S NOMINEES. COMMON SHARES OR CLASS B SHARES REPRESENTED AT THE MEETING BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED “FOR” EACH OF THE BOARD’S NOMINEES.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Independence of Directors
Based on a review by our board of directors of the direct and indirect relationships that each of the ten directors currently serving on the board of directors has with the Company, including the relationships between the Company and Selig Leasing Co., Inc. and Major League Baseball, the board of directors has determined that each of Messrs. Selig, Hoeksema, Milstein, Stark and Baum and Ms. Gehl are “independent directors” as defined by the rules of the New York Stock Exchange (“NYSE”) and the Securities and Exchange Commission (“SEC”).
Board Leadership Structure
Currently, Mr. Gregory Marcus serves as our chief executive officer and Mr. Stephen Marcus serves as our chairman of the board of directors. Our board of directors does not have a policy on whether or not the roles of chief executive officer and chairman of the board should be separate. Instead, our Corporate Governance Policy Guidelines provide that our board of directors has the authority to choose its chairman in any way it deems best for the Company and its shareholders at any given point in time. Since Mr. Stephen Marcus’ retirement as chief executive officer in 2009, our board of directors has determined that the separation of these roles most appropriately suits our Company because of Mr. Stephen Marcus’ long history with our Company, including his tenure as our chief executive officer, and his skills and experience within the industries in which we operate. Further, our board of directors believes that this split in roles allows Mr. Gregory Marcus to focus more of his energies on the management of our Company’s business. Our board of directors believes that there is no single board of directors leadership structure that would be most effective in all circumstances, and therefore retains the authority to modify this structure to best address our Company’s and our board of directors’ then current circumstances as and when appropriate. Additionally, our Corporate Governance Policy Guidelines provide that, if the chairman of the board of directors is an employee director or is otherwise not an independent director, then the Corporate Governance and Nominating Committee will recommend to the board of directors, and the board of directors will appoint, an independent director to serve as Lead Independent Director. Currently, Philip L. Milstein serves as our Lead Independent Director. The Lead Independent Director’s responsibilities include:
•calling and presiding over all meetings of the board of directors at which the chairman of the board of directors is not present, including executive sessions of independent directors, and communicating feedback on executive sessions to the chairman of the board of directors;
•providing input as necessary to the chairman of the board and secretary on preparation of agendas for board of directors meetings;
•facilitating the board of directors’ approval of the number and frequency of board of directors meetings, as well as the schedule of such meetings to ensure sufficient time for discussion of agenda items;
•serving as principal liaison between the independent directors and the chairman of the board of directors;
•ensuring that there is open communication between the independent directors, on the one hand, and the chairman of the board of directors and our management, on the other; and
•conferring with the chairman of the board of directors on other issues of corporate importance, as appropriate.
Our board of directors and, in particular, the Audit Committee are involved on an ongoing basis in the general oversight of our material identified enterprise-related risks. Each of our chief executive officer, chief financial officer and general counsel, with input as appropriate from other management members, report and provide relevant information directly to our board of directors or the Audit Committee on various types of identified material financial, reputational, legal, environmental and business risks to which we are or may be subject, as well as mitigation strategies for certain key identified material risks. These reports, information and strategies are then reviewed, approved and monitored on an ongoing basis by our board of directors and the Audit Committee. Our board of directors’ and Audit Committee’s roles in our risk oversight process have not affected our board of directors leadership structure. During 2021, our board of directors and its committees also reviewed and discussed with management the impact of COVID-19 on our employees, supply chain and business, as well as management’s strategies and initiatives to respond to, and mitigate, adverse impacts, including enhanced health and safety measures for our employees and customers.

Code of Conduct
The board of directors has adopted The Marcus Corporation Code of Conduct that applies to all of our directors, officers and employees. The Code of Conduct is available under the “Governance” section of our investor relations website, investors.marcuscorp.com. If you would like us to mail you a copy of our Code of Conduct, free of charge, please contact Thomas F. Kissinger, Senior Executive Vice President, General Counsel and Secretary, The Marcus Corporation, 100 East Wisconsin Avenue, Suite 1900, Milwaukee, Wisconsin 53202-4125.
Committees of the Board of Directors
Our board of directors has an Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee and Finance Committee. Each committee operates under a written charter and the charters of our Audit, Compensation and Corporate Governance and Nominating Committees are available under the “Governance” section of our website, www.marcuscorp.com. Our board of directors and each committee also operate under our Corporate Governance Policy Guidelines, which are available under the “Corporate Governance and Nominating Committee” tab of the “Governance” section of our website. If you would like us to mail you a copy of our Corporate Governance Policy Guidelines or a committee charter, free of charge, please contact Mr. Kissinger at the above address.
Audit Committee.   Our board of directors has an Audit Committee whose principal functions are to: (1) appoint and establish the compensation for and oversee our independent auditors; (2) review annual audit plans with management and our independent auditors; (3) preapprove all audit and non-audit services provided by our independent auditors; (4) oversee management’s evaluation of the adequacy of our internal and business controls, disclosure controls and procedures, and risk assessment and management; (5) review areas of financial risk that could have a material adverse effect on our results of operations and financial condition with management and our independent auditors; (6) evaluate the independence of our independent auditors; (7) review, in consultation with management and our independent auditors, financial reporting and accounting practices of comparable companies that differ from our own; and (8) receive, retain and address complaints (including employees’ confidential, anonymous submission of concerns) regarding financial disclosure and accounting and auditing matters. Our Audit Committee consists of Brian J. Stark (Chairman), Katherine M. Gehl and David M. Baum. Each member of our Audit Committee is an independent, non-employee director as defined by the rules of the NYSE and the SEC. In addition, the board of directors has determined that each of the members of the Audit Committee is an “audit committee financial expert,” as that term is defined by the rules and regulations of the SEC. The Audit Committee met four times during fiscal 2021. See “Audit Committee Report.”
Compensation Committee.   Our board of directors also has a Compensation Committee whose principal functions are to: (1) evaluate and establish the compensation, bonuses and benefits of our officers and other key employees and of the officers and other key employees of our subsidiaries; and (2) administer our executive compensation plans, programs and arrangements. See “Compensation Discussion and Analysis.” Our Compensation Committee consists of Allan H. Selig (Chairman), Philip L. Milstein and Brian J. Stark. Each member of our Compensation Committee is an independent, non-employee director as defined by the rules of the NYSE and the SEC. Our Compensation Committee also created a sub-committee, comprised of Messrs. Milstein and Stark, who are considered outside directors as defined by the rules of Internal Revenue Code Section 162(m), to take actions relevant to performance-based compensation intended to qualify as such under Section 162(m). The Compensation Committee met twice during fiscal 2021. See “Compensation Discussion and Analysis.”
Corporate Governance and Nominating Committee.   Our board of directors also has a Corporate Governance and Nominating Committee whose principal functions are to: (1) develop and maintain our Corporate Governance Policy Guidelines; (2) develop and maintain our Code of Conduct; (3) oversee the interpretation and enforcement of our Code of Conduct; (4) receive and review matters brought to the committee’s attention pursuant to our Code of Conduct; (5) evaluate the performance of our board of directors, its committees and committee chairmen and our directors; and (6) recommend individuals to be elected to our board of directors. Our Corporate Governance and Nominating Committee consists of Philip L. Milstein (Chairman), Timothy E. Hoeksema, Katherine M. Gehl and David M. Baum. Each member of our Corporate Governance and Nominating Committee is an independent, non-employee director as defined by the rules of the NYSE and the SEC. The Corporate Governance and Nominating Committee met twice during fiscal 2021.
The Corporate Governance and Nominating Committee performs evaluations of the board of directors as a whole, the non-management directors as a group, and each director individually. In addition, the Corporate Governance and Nominating Committee regularly assesses the appropriate size of our board of directors and whether any vacancies on the board of directors are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise or the board decides to increase the size of our board of directors, the Corporate Governance and Nominating Committee will identify prospective nominees, including those nominated by management, members of our board of directors and shareholders, and will evaluate such prospective nominees against the standards and qualifications set out in the Corporate Governance and Nominating Committee Charter, including the individual’s range of experience, wisdom, integrity, ability to make independent analytical inquiries, business experience and acumen, understanding of our business and ability and willingness to devote adequate time to board and committee duties. While the Corporate Governance and Nominating Committee does not specifically have a formal policy relating to the consideration of diversity in its process to select and evaluate director nominees, our Corporate Governance Policy Guidelines provide that the board of directors shall be committed to a diversified membership. Accordingly, the Corporate Governance and Nominating Committee seeks to have our board of directors represent a diversity of backgrounds, experience, gender and race.
The Corporate Governance and Nominating Committee does not evaluate shareholder nominees differently from any other nominee. Pursuant to procedures set forth in our By-laws, the Corporate Governance and Nominating Committee will consider shareholder nominations for directors if we receive timely written notice, in proper form, of the intent to make a nomination at a meeting of shareholders. We did not receive any shareholder nominations for directors to be considered at the Meeting. To be timely for the 2023 Annual Meeting of Shareholders, any shareholder director nominations must be received by the date identified under the heading “Other Matters.” To be in proper form, the nomination must, among other things, include each nominee’s written consent to serve as a director if elected, a description of all arrangements or understandings between the nominating shareholder and each nominee, and information about the nominating shareholder and each nominee. These requirements are detailed in our By-laws, which are attached as an exhibit to our Quarterly Report on Form 10-Q for the quarterly period ended September 24, 2020, which is accessible at www.sec.gov. A copy of our By-laws will be provided upon written request to Mr. Kissinger at the above address.
Finance Committee.   Our board of directors also has a Finance Committee whose principal functions are to, upon the request of Company management, provide preliminary review, advice, direction, guidance and consultation with respect to potential transactions. Our Finance Committee consists of David Baum (Chairman), Stephen H. Marcus, Gregory Marcus, Philip L. Milstein, Brian Stark and Allan H. Selig. The Finance Committee did not meet during fiscal 2021.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our board of directors or Compensation Committee.
Board Meetings, Director Attendance, Executive Sessions and Presiding Director
Our board of directors met four times during fiscal 2021. Each of our directors attended at least 75% of the aggregate of the number of board meetings and number of meetings of the committees on which he or she served during fiscal 2021. Our non-management directors meet periodically in executive sessions without management present. The Lead Independent Director serves as the chairman of all meetings of our non-management directors.
Directors are expected to attend our annual meeting of shareholders each year. At the 2021 annual meeting of shareholders, all of our directors were in attendance.
Contacting the Board
Interested parties may contact our board of directors, a group of directors (including our non-management directors), or a specific director by sending a letter, regular or express mail, addressed to our board of directors or the specific director in care of Mr. Kissinger at the above address. Mr. Kissinger will promptly forward appropriate communications from interested parties to the board of directors or the applicable director.

STOCK OWNERSHIP OF MANAGEMENT AND OTHERS
The following table sets forth information as of the Record Date as to our Common Shares and Class B Shares beneficially owned by: (1) each of our directors and nominees for director; (2) each of our executive officers named in the Summary Compensation Table set forth below under “Compensation Discussion and Analysis;” (3) all such directors and executive officers as a group; and (4) all other persons or entities known by us to be the beneficial owner of more than 5% of either class of our outstanding capital stock. A row for Class B Share ownership is not included for individuals or entities who do not beneficially own any Class B Shares.

Name of Individual or Group/Class of Stock	Sole Voting and Investment Power(1)		Shared Voting and Investment Power(1)	Total Share Ownership and Percentage of Class(1)		Percentage of Aggregate Voting Power(1)
Directors and Named Executive Officers
Stephen H. Marcus(2)
Common Shares	21,895		6,003	27,898
				*		45.8%
Class B Shares	4,320,996		52,070	4,373,066
				61.5%
Diane Marcus Gershowitz(2)
Common Shares	213,336	(3)	—	213,336	(3)
				*		23.1%
Class B Shares	2,000,748		182,351	2,183,099
				30.7%
Gregory S. Marcus
Common Shares	572,540	(4)(5)	75	572,615	(4)(5)
				2.3%		3.0%
Class B Shares	210,230		18,233	228,463
				3.2%
Allan H. Selig
Common Shares	47,768	(3)	—	47,768	(3)
				*		*
Timothy E. Hoeksema
Common Shares	33,009	(3)	15,002	48,011	(3)
				*		*
Philip L. Milstein
Common Shares	61,602	(3)(6)	—	61,602	(3)(6)
				*		*
Brian J. Stark
Common Shares	29,659	(3)	—	29,659	(3)
				*		*
Bruce J. Olson
Common Shares	16,187	(3)	4,861	21,048	(3)
				*		*
Katherine M. Gehl
Common Shares	22,959	(3)	—	22,959	(3)
				*		*
David M. Baum
Common Shares	17,486	(3)	—	17,486	(3)
				*		*
Thomas F. Kissinger
Common Shares	218,904	(4)(5)	—	218,904	(4)(5)
				*		*

Name of Individual or Group/Class of Stock	Sole Voting and Investment Power(1)		Shared Voting and Investment Power(1)	Total Share Ownership and Percentage of Class(1)		Percentage of Aggregate Voting Power(1)
Directors and Named Executive Officers
Douglas A. Neis
Common Shares	136,156	(4)(5)	50,815	186,971	(4)(5)
				*		*
Rolando B. Rodriguez
Common Shares	184,067	(4)(5)	4,713	188,780	(4)(5)
				*		*
All directors and executive officers as a group (13 persons)
Common Shares(7)	1,575,568	(7)	81,469	1,657,037	(7)
				6.5%		72.1%
Class B Shares	6,531,974		252,654	6,784,628
				95.4%
Other Five Percent Shareholders
BlackRock, Inc.(8)
Common Shares(9)	3,860,292		—	3,860,292
				15.8%		4.0%
Lazard Asset Management LLC(10)
Common Shares(11)	2,386,210		—	2,386,210
				9.8%		2.5%
The Vanguard Group(12)
Common Shares(13)	1,491,998		39,563	1,531,561
				6.3%		1.6%
Barclays Bank PLC(14)
Common Shares(15)	1,304,707		—	1,304,707
				5.3%		1.4%
BNP Paribas Arbitrage, SNC-France(16)
Common Shares(17)	1,293,290		—	1,293,290
				5.3%		1.3%
Dimensional Fund Advisors LP(18)
Common Shares(19)	1,255,729		—	1,255,729
				5.1%		1.3%
_____________________
*    Less than 1%.
(1)The outstanding Class B Shares are convertible on a share-for-share basis into Common Shares at any time at the discretion of each holder. As a result, a holder of Class B Shares is deemed to beneficially own an equal number of Common Shares. However, to avoid overstatement of the aggregate beneficial ownership of both classes of our outstanding capital stock, the Common Shares listed in the table do not include Common Shares that may be acquired upon the conversion of outstanding Class B Shares. Similarly, the percentage of outstanding Common Shares beneficially owned is determined with respect to the total number of outstanding Common Shares, excluding Common Shares that may be issued upon conversion of outstanding Class B Shares. The total number of votes represented by outstanding Common Shares and Class B Shares as of the Record Date was 95,505,577, consisting of 24,396,827 votes represented by outstanding Common Shares and 71,108,750 votes represented by outstanding Class B Shares.
(2)The address of Stephen H. Marcus and Diane Marcus Gershowitz is c/o 100 East Wisconsin Avenue, Suite 1900, Milwaukee, Wisconsin 53202-4125.
(3)Includes 8,833 Common Shares subject to acquisition by each of Diane Marcus Gershowitz, Allan H. Selig, Philip L. Milstein, Brian J. Stark and Timothy E. Hoeksema, 7,333 Common Shares subject to acquisition by Katherine M. Gehl and Bruce J. Olson and 5,750 Common Shares subject to acquisition by David M. Baum, in each case, pursuant to the exercise of stock options held on the Record Date that were then vested or that will vest within 60 days thereafter. This number also includes 1,506 Common Shares subject to certain restrictions on transfer under securities laws held by each of Diane Marcus Gershowitz, Allan H. Selig, Timothy E. Hoeksema, Philip L. Milstein, Brian J. Stark, Katherine M. Gehl, Bruce J. Olson and David M. Baum, of which 753 were granted on May 6, 2021 and 753 were granted on May 6, 2020. See “Compensation Discussion and Analysis — Non-Employee Director Compensation.” The restrictions on these restricted Common Shares terminate on the second anniversary of the date on which they were granted. This number also includes 2,500 Common Shares subject to certain restrictions on transfer under securities laws held by each of Diane Marcus Gershowitz, Allan H. Selig, Timothy E. Hoesema, Philip L. Milstein, Brian J. Stark, Katherine M. Gehl, Bruce J. Olson and David M. Baum, which were granted on May 6, 2021. The restrictions on these restricted Common Shares terminate on the first anniversary of the date on which they were granted.
(4)Includes 7,219, 1,166, 1,167 and 1,736 Common Shares held for the respective accounts of Gregory S. Marcus, Thomas F. Kissinger, Douglas A. Neis and Rolando B. Rodriguez in our Pension Plus Plan as of February 17, 2021. See “Compensation Discussion and Analysis — Other Benefits — Qualified Retirement Plan.”
(5)Includes 459,750, 125,733, 119,575 and 134,341 Common Shares subject to acquisition by Gregory S. Marcus, Thomas F. Kissinger, Douglas A. Neis and Rolando B. Rodriguez, respectively, pursuant to the exercise of stock options held on the Record Date that were then vested or that will vest within 60 days thereafter. See “Compensation Discussion and Analysis — Grants of Plan-Based Awards.”
(6)Excludes the following shares, as to which Mr. Milstein disclaims beneficial interest: (a) 10,244 Common Shares held by PLM Foundation, of which Mr. Milstein is co-trustee; (b) 2,000 Common Shares held by Mr. Milstein’s wife; (c) 8,100 Common Shares held by Mr. Milstein’s children; and (d) 124,111 Common Shares held by the SVM Foundation, of which Mr. Milstein is co-trustee.
(7)Includes 903,980 Common Shares subject to acquisition pursuant to the exercise of stock options held by our named executive officers and non-employee directors on the Record Date that were then vested or that will vest within 60 days thereafter. See “Compensation Discussion and Analysis — Grants of Plan Based Awards” and “Compensation Discussion and Analysis — Non-Employee Director Compensation.”
(8)The address of BlackRock, Inc. (“BlackRock”) is 55 East 52nd Street, New York, New York 10055.
(9)Other than share ownership percentage information, the information set forth is as of December 31, 2021, as reported by BlackRock in its Schedule 13G/A filed with us and the SEC on January 27, 2022. BlackRock has sole voting power with respect to 3,781,980 shares and sole dispositive power with respect to 3,860,292 shares.
(10)The address of Lazard Asset Management LLC (“Lazard”) is 30 Rockefeller Plaza, New York, NY 10112.
(11)Other than share ownership percentage information, the information set forth is as of December 31, 2021, as reported by Lazard in its Schedule 13G/A filed with us and the SEC on February 10, 2022. Lazard has sole voting power with respect to 1,306,892 and sole dispositive power with respect to 2,386,210 shares.
(12)The address of The Vanguard Group (“Vanguard”) is 100 Vanguard Blvd, Malvern, PA 19355.
(13)Other than share ownership percentage information, the information set forth is as of December 31, 2021, as reported by Vanguard in its Schedule 13G/A filed with us and the SEC on February 10, 2022. Vanguard has sole voting power with respect to 0 shares and sole dispositive power with respect to 1,491,998 shares.
(14)The address of Barclays Bank PLC (“Barclays”) and Barclays PLC (“Parent”) is 1 Churchill Place London, E14 5HP, England.
(15)Other than share ownership percentage information, the information set forth is as of December 31, 2021, as reported by Barclays in its Schedule 13G filed with us and the SEC on February 11, 2022. Barclays is a wholly-owned subsidiary of Parent. Barclays has sole voting power with respect to 1,304,707 shares and sole dispositive power with respect to 1,304,707 shares and Parent has sole voting power with respect to 1,240,900 shares and sole dispositive power with respect to 1,240,900 shares.
(16)The address of BNP Paribas Arbitrage, SNC-France (“BNP Paribas”) is 8 rue de Sofia 75108 Paris, France.
(17)Other than share ownership percentage information, the information set forth is as of December 31, 2021, as reported by BNP Paribas in its Schedule 13G filed with us and the SEC on January 28, 2022. BNP Paribas has sole voting power with respect to 0 shares and sole dispositive power with respect to 1,293,290 shares.
(18)The address of Dimensional Fund Advisors LP (“DFA”) is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(19)Other than share ownership percentage information, the information set forth is as of December 31, 2021, as reported by DFA in its Schedule 13G/A filed with us and the SEC on February 8, 2022. DFA has sole voting power with respect to 1,219,541 shares and sole dispositive power with respect to 1,255,729 shares.

COMPENSATION DISCUSSION AND ANALYSIS
This compensation discussion and analysis, or “CD&A,” provides information about our compensation philosophy, principles and processes for our chairman of the board, our chief executive officer, our chief financial officer and our two other most highly compensated executive officers for fiscal 2021. Douglas A. Neis, our chief financial officer, will retire from our company effective May 15, 2022. We sometimes collectively refer to these executive officers in this CD&A as our “named executive officers.”
This CD&A is intended to provide you with a better understanding of why and how we make our executive compensation decisions and facilitate your reading of the information contained in the tables and descriptions that follow this discussion. This CD&A is organized as follows:
•Overview of Our Executive Compensation Philosophy.   In this section, we describe our executive compensation philosophy and the core principles underlying our executive compensation programs and decisions.
•Role of Our Compensation Committee.   This section describes the process and procedures that our Compensation Committee followed to arrive at its executive compensation decisions.
•Total Compensation.   In this section, we describe our named executive officers’ total compensation.
•Elements of Compensation.   This section includes a description of the types of compensation paid and payable to our named executive officers.
•Executive Stock Ownership.   This section describes the stock ownership of our named executive officers.
•Impact of Tax, Accounting and Dilution Considerations.   This section discusses Section 162(m) of the Internal Revenue Code of 1986 (the “Code”) and certain accounting, financial reporting and shareholder dilution consequences that have impacted some of our executive compensation programs and decisions.
Overview of Our Executive Compensation Philosophy
Our executive compensation and benefit programs are designed to advance the following core compensation philosophies and principles:
•We strive to compensate our executives at competitive levels to ensure that we attract, retain and motivate our key management employees who we expect will contribute significantly to our long-term success and value creation.
•We link our executives’ compensation to the achievement of pre-established financial and individual performance goals that are focused on the creation of long-term shareholder value.
•Our executive compensation policies are designed to foster an ownership mentality and an entrepreneurial spirit in our management team. We try to do this by providing our executives with a substantial long-term incentive compensation component that helps to more closely align our management’s financial interests with those of our shareholders over an extended performance period, and that otherwise encourages our management team to take appropriate market-responsive risk-taking actions that will facilitate our long-term growth and success.
At our 2021 annual meeting of shareholders, our shareholders were asked to approve, by advisory vote, the compensation of our named executive officers during fiscal 2020 as disclosed in the proxy statement for our 2021 annual meeting. At our 2021 annual meeting, over 99% of the votes cast and over 94% of all shares entitled to vote at the meeting were voted in favor of the compensation of our named executive officers. In developing our executive compensation and benefit programs that were in effect for fiscal 2021, we considered our shareholders’ resounding approval of our executive compensation and benefit programs for fiscal 2020 at our 2021 annual meeting. As a result, and as we describe in this CD&A, we maintained during fiscal 2021 many of the same executive compensation and benefit programs that were overwhelmingly approved by our shareholders at our 2021 annual meeting.

Role of Our Compensation Committee
Our Compensation Committee, or “Committee,” attempts to ensure that our executive compensation and benefit programs are consistent with our core compensation philosophies and principles by:
•Analyzing aggregated composite survey and benchmark data from external compensation consultants about the compensation levels of similarly situated executives at equivalently-sized companies in various industry sectors.
•Reviewing on an annual basis the performance of our company and our named executive officers, with assistance and recommendations from our chief executive officer (other than with respect to himself and our chairman), and determining their total direct compensation based on competitive levels as measured against our surveyed sectors, our company’s financial performance, each executive’s individual performance and other factors described below.
•Reviewing the performance and determining the total compensation earned by, or paid or awarded to, our chairman and chief executive officer independent of input from them.
•Maintaining the practice of holding executive sessions (without management present) at every meeting of our Committee.
•Taking into account the long-term interests of our shareholders in developing and implementing our executive compensation plans and in making our executive compensation decisions.
Our Compensation Committee annually engages the services of external compensation consultants, including Aon Hewitt and Willis Towers Watson, to provide the Committee with then current survey and benchmarking compensation data on a position-by-position basis for each of our named executive officers on a composite aggregated basis for various selected industry sectors. Specifically, Aon Hewitt and Willis Towers Watson have provided our Committee with composite aggregated data respecting the base salary and total cash compensation (i.e., base salary and bonuses) for similarly situated executives at other companies with comparable annual revenue levels in the following sectors: (1) all organizations; (2) all non-manufacturing organizations; and (3) service organizations. The Committee chose these sectors so as to provide it with both a broad scope of applicable executive compensation data to consider, as well as more specific information at similarly-sized companies in comparable sectors. Neither Aon Hewitt nor Willis Towers Watson have provided, and our Compensation Committee has not received, reviewed or considered, the individual identities of the companies which comprised these general sector categories of benchmarked organizations. For each of these sectors, our Committee has been provided with aggregated compiled data and identified the 25th percentile, median and 75th percentile amounts for the base salary and total cash compensation amounts for executives similarly situated to the named executive officers in each sector. In particular, when reviewing this survey data, our Committee pays particular attention to the composite benchmark salary and cash compensation data related to the service organizations (when available for a given position), because our Committee believes that they are the most similar to our hotels and resorts and theatre divisions. In connection with our Committee’s long-term equity-based incentive award grants, Willis Towers Watson provided our Committee with composite aggregated data regarding the value of competitive long-term incentive plans for similarly situated executives at other companies with comparable revenue levels, identifying the 25th percentile, median and 75th percentile amounts.
Our Compensation Committee has the final authority to engage and terminate any compensation consultant and is responsible for periodically evaluating any compensation consultant that it engages. Our Compensation Committee also has the responsibility to consider the independence of any compensation consultant before engaging the consultant. Prior to each consultant’s appointment for fiscal 2021, our Compensation Committee reviewed the independence of such consultant and its individual representatives who serve as consultants to the Committee in light of SEC rules and NYSE listing standards regarding the independence of compensation committee members and the specific factors set forth therein and concluded that Aon Hewitt’s and Willis Towers Watson’s work for the Committee does not raise any conflict of interest.
In addition to Willis Towers Watson’s work for our Compensation Committee, a different division of Willis Towers Watson provides actuarial services and pension plan consulting to us. In fiscal 2021, we paid such division approximately $44,000 for such actuarial and pension plan services which, given the relative sizes of both our organizations, we believe to be a relatively immaterial amount. As a result, our Compensation Committee concluded that Willis Towers Watson’s provision of such actuarial and pension plan consulting services does not raise any conflict of interest.
In February 2022, our Compensation Committee conducted a thorough risk assessment of our compensation policies and practices. Our Committee evaluated the levels of risk-taking that could be potentially encouraged by each of our material compensation arrangements, after taking into account any relevant risk-mitigation features. As a result of this review, our Committee concluded that our compensation policies and practices do not encourage excessive or unnecessary risk-taking.

Total Compensation
The compensation paid to our named executive officers consists of four main elements: (1) salary; (2) an annual incentive cash bonus; (3) a long-term incentive compensation award, which includes an annual stock option grant, an annual restricted stock award and an annual long-term performance cash award; and (4) other benefits, including those made available under our employee benefit plans. The combination of these elements is intended to provide our named executive officers with fair and competitive compensation that rewards corporate and individual performance and helps attract, retain and motivate highly qualified individuals who contribute to our long-term success and value creation. Additionally, these compensation elements, particularly our annual incentive cash bonus and long-term incentive awards, are designed to foster a shareholder mentality and the continuation of our entrepreneurial spirit by encouraging our executives to take appropriate market-responsive risk-taking actions that help create long-term shareholder value.
While the relative amounts of salaries and benefits provided to our named executive officers are intended to be set at competitive levels compared to our surveyed group of benchmarked sectors, we provide our executives with the opportunity to earn significant additional amounts through performance-based annual cash bonuses and long-term incentive compensation programs.
For fiscal 2021, the total cash compensation (i.e., salary and annual cash bonus) paid to our named executive officers generally fell between the 50th and 75th percentile of the total cash compensation amounts paid to executives holding equivalent positions at our surveyed group of benchmarked sectors. In establishing these relative levels of compensation, our Committee first established the relative level of each of our named executive officer’s base salary at between the 50th and 75th percentile of the salary paid to similarly situated executives at our surveyed group of benchmarked sectors. These decisions were based on the considerations discussed in more detail below under “Elements of Compensation — Base Salaries.” Then, our Committee established the relative level of each of our named executive officer’s targeted annual cash bonus award that, if earned, would result in our payment of total cash compensation amounts that would generally fall between the 50th and 75th percentile of the total cash compensation paid to similarly situated executives at our surveyed group of benchmarked sectors. These decisions were based on the considerations discussed in more detail below under “Elements of Compensation — Annual Cash Bonuses.” Our Committee subjectively believed that the targeted relative levels of total cash compensation to our named executive officers resulting from this process generally reflected the highly experienced nature of our senior executive team and was generally consistent with our historical corporate financial performance, the individual performance of our named executive officers and our prior shareholder return. Our Committee also believed that these total cash compensation levels were reasonable in their totality and supported our core compensation philosophies and principles. However, in establishing these relative compensation levels, our Committee did not specifically compare any of the criteria listed in the prior two sentences to our surveyed group of benchmarked sectors. For fiscal 2021, our Committee established the range of potential total cash compensation payable to our named executive officers at the same relative levels compared to updated recent information for our benchmarked sectors.
Mr. Greg Marcus, as our chief executive officer and Mr. Rodriguez, as our theatre division president, have a higher percentage of their total compensation based on achieving their incentive bonus targets, because our Committee believes that they have the most potential to impact our corporate financial performance. Our Committee believes that this emphasis and allocation most effectively links pay-for-performance.
Elements of Compensation
Base Salary
Our Compensation Committee, in consultation with our chief executive officer (other than with respect to decisions affecting himself and our chairman), strives to establish competitive base salaries for our named executive officers set at between the 50th and 75th percentile of the salaries paid to similarly situated executives at our surveyed group of benchmarked sectors. Each executive officer’s salary is initially based on the level of his responsibilities, the relationship of such responsibilities to those of our other executive officers and his tenure at our company. We evaluate and adjust the base salaries of our named executive officers annually as of March 1 of each fiscal year. When evaluating and adjusting the salaries of our named executive officers (other than our chairman and chief executive officer), we consider the recommendations of our chief executive officer. In making his recommendations, our chief executive officer generally takes into account: (1) our corporate financial performance as a whole and on a divisional basis, when appropriate, for the most recent fiscal year compared to our historical and budgeted performance; (2) general economic conditions (including inflation) and the impact such conditions had on our operations and results; (3) each executive officer’s past, and anticipated future, contributions to our performance; (4) each executive officer’s compensation history with our company and the past levels of each element of total compensation; (5) how each executive officer’s salary compares to the range of salaries of similarly situated executives at our surveyed group of benchmarked companies; (6) new responsibilities, if any, recently delegated, or to be delegated, to such officer; and (7) the executive’s participation in significant corporate achievements during the prior fiscal year. Our Compensation Committee, while looking to our chief executive officer for his recommendations as to the salaries of our other named executive officers (other than with respect to himself and our chairman), also engages in its own independent review and judgment concerning such base salary adjustments based on the foregoing factors. When evaluating and adjusting our chief executive officer’s and chairman’s salary, our Compensation Committee independently, and without input from our chief executive officer, considers the factors cited above, as well as their respective ability to inspire subordinates with the vision of our company, and makes decisions accordingly. The seven factors listed above are only generally, and not individually or separately, analyzed, assessed and weighted by our Committee in its determination of the amount of base salary of each individual named executive officer. Our Committee subjectively assesses these factors in the aggregate based on the recommendations of our chief executive officer for all named executive officers other than himself and our chairman and, in the case of our chairman and chief executive officer, by our Committee on its own accord.
As a result of the process described above, for fiscal 2021, Stephen H. Marcus, Gregory S. Marcus, Douglas A. Neis, Thomas F. Kissinger and Rolando B. Rodriguez each received increases of 1.0% in their base salaries as of March 1, 2021, with a stated intention to review the annual base salaries of our named executive officers again at the beginning of our fiscal third and fourth quarters, depending upon a number of factors, including the then-current status of the COVID-19 pandemic. An additional review was conducted during fiscal 2021 and Messrs. Stephen Marcus, Greg Marcus, Neis, Kissinger and Rodriguez each received an additional increase of 3.0% in their base salaries as of August 20, 2021. In fiscal 2021, the base salaries paid to Messrs. Stephen Marcus, Greg Marcus, Neis, Kissinger and Rodriguez represented 58%, 23%, 33%, 33% and 28%, respectively, of their respective total compensation for the fiscal 2021 as set forth below in the Summary Compensation Table. Based upon our analyzing similar factors earlier this calendar year, for fiscal 2022, Messrs. Stephen Marcus, Greg Marcus, Neis, Kissinger and Rodriguez received an increase in their annual base salary of 1.0%, 4.4%, 5.0%, 5.1% and 2.5%, respectively.
Annual Cash Bonuses
We establish targeted potential annual cash bonus awards at the beginning of each fiscal year pursuant to our variable incentive plan, which our Compensation Committee administers. Our variable incentive plan allows our Committee to select from a variety of appropriate financial metrics upon which to base the financial targets for achieving a corresponding annual incentive bonus. Under our variable incentive plan, our Committee may choose from one or more of the following financial metrics, either in absolute terms or in comparison to prior year performance or publicly available industry standards or indices: revenues; gross operating profit; operating income; pre-tax earnings; net earnings; earnings per share; earnings before interest, taxes, depreciation and amortization (“EBITDA”); economic profit; operating margins and statistics; financial return and leverage ratios; total shareholder return metrics; or a company-specific financial metric (such as Adjusted EBITDA, adjusted consolidated pre-tax income (“API”) or adjusted division pre-tax income (“ADI”)). Additional financial measures not specified in the variable incentive plan may be considered if our Committee determines that the specific measure contributes to achieving the primary goal of our incentive plan — sustained growth in long-term shareholder value. Our Committee retains the ability to consider whether an adjustment of the selected financial goals for any year is necessitated by exceptional circumstances. This ability is intended to be narrowly and infrequently used.
Targeted annual bonus awards under the variable incentive plan may be based on our relative achievement of the selected consolidated financial targets and/or divisional financial targets, as well as on discretionary individual performance measures that help enhance shareholder value as subjectively determined by our Compensation Committee. Our Committee also from time to time has granted special compensation awards to our named executive officers and other key employees to reward their integral involvement in significant corporate achievements or events. Our Committee did not grant any special compensation awards to any of our named executive officers in fiscal 2021.
Historically, at the beginning of each fiscal year, our Committee establishes applicable financial targets for such fiscal year for purposes of granting our named executive officers’ target incentive cash bonus opportunities for that fiscal year. For each selected applicable financial target, our Committee also establishes a threshold minimum level of financial performance and a maximum level of financial performance relative to such target. If our actual financial performance equals our targeted financial metric, then the portion of our incentive bonus payouts based on achieving that financial target will be equal to 100% of the targeted bonus amount. If we do not achieve the specified minimum threshold level of financial performance, then no incentive bonus payouts based on financial performance will be paid. If we equal or exceed the specified maximum level of financial performance, then we will pay out up to 320% of the targeted amount of the incentive bonuses based on the level that we exceed the selected financial performance metric. Financial performance between the threshold and target levels and between the target and maximum levels will result in a prorated portion of the financial-based bonus being paid.

In prior years, our Committee established the financial component of each named executive officer’s target incentive bonus opportunity as a percentage of API for corporate officers and as a percentage of theatre division ADI for Mr. Rodriguez. For purposes of determining the relative achievement of our financial targets, we defined “API” as consolidated earnings before income taxes, excluding gains and losses from dispositions of assets, preopening expenses and unusual items, and less a goodwill amortization charge. Similarly, for these purposes, we defined “ADI” generally in the same manner as we did API, except that division earnings before income taxes was our beginning baseline metric instead of consolidated earnings before income taxes, and we also subtracted an intercompany rent charge for company-owned real estate associated with each division. Our Committee also retains the ability to consider whether an adjustment of the selected financial goals for any year is necessitated by exceptional circumstances. This ability is intended to be narrowly and infrequently used. We have historically established these financial targets for each fiscal year based on a consistent methodology that encourages growth over an average of prior years’ performance for both our company and our theatre division. We establish these targets with the belief that the level of achievability of the targets would likely be consistent with the relative level of achievement of our historical financial targets. Since the implementation of our incentive plan, we have achieved between 0%-218% of the applicable bonus based upon our consolidated financial targets and 0%-379% of the applicable bonus based upon our division financial targets.
Additionally, the Committee historically has established each named executive officer’s individual performance component of their fiscal year target incentive bonus opportunity as a fixed percentage of their base salary, which was generally intended to approximate 20-30% of the total target incentive bonus opportunity for our chairman, chief executive officer and theatre division president and 40% for all of our other named executive officers, although these percentages may vary from year to year. Individual performance measures have historically included such officer’s individual contributions and achievements during the fiscal year, particularly as such contributions and achievements relate to advancing our entrepreneurial spirit. If earned, our Committee believes that the combined financial and individual performance components of bonuses at the target levels would result in our payment of total direct compensation to our named executive officers that would generally fall between the 50th and 75th percentile of total direct compensation paid to similarly situated executives at our benchmarked sectors.
For fiscal 2021, due to the COVID-19 pandemic and our expectation that we would not return to pre-COVID-19 profitability levels during the year, the Compensation Committee determined that the methodology used in previous years to establish financial targets did not apply. As such, the Compensation Committee did not establish targeted cash bonus awards for fiscal 2021 for Messrs. Stephen Marcus, Greg Marcus, Neis, Kissinger and Rodriguez, but indicated that it would consider awarding discretionary cash bonuses if deemed appropriate. As a result, Messrs. Stephen Marcus, Greg Marcus, Neis, Kissinger and Rodriguez did not earn incentive bonus amounts according to the terms of the variable incentive plan during fiscal 2021. The Compensation Committee did determine, however, that due to the extraordinary efforts and achievement put forth by our named executive officers during fiscal 2021 in addressing the impacts of the COVID-19 pandemic and returning us to profitability during the second half of the fiscal year, special compensation awards would be appropriate. As a result, Mssrs. Stephen Marcus, Greg Marcus, Neis, Kissinger and Rodriguez were awarded discretionary cash bonuses in March 2022 of $141,151, $487,905, $149,805, $156,045 and $257,164, respectively.
The Committee elected to return to establishing target bonuses for fiscal 2022 under the terms of the variable incentive plan, using Adjusted EBITDA as the financial target in the upcoming year as a replacement for API and ADI. For purposes of determining the relative achievement of our financial targets, we define Adjusted EBITDA as operating income plus depreciation and amortization, impairment charges, share-based compensation and any material unusual nonrecurring items. The targeted fiscal 2022 incentive bonus award for Mr. Rodriguez is based 100% on achieving the fiscal 2022 Adjusted EBITDA target of the theatre division. The targeted fiscal 2022 incentive bonus awards for Messrs. Stephen Marcus and Greg Marcus is based approximately 70-80% on achieving our fiscal 2022 consolidated Adjusted EBITDA target and approximately 20-30% on achieving their applicable individual performance measures. The targeted fiscal 2022 incentive bonus amounts for Mr. Kissinger is based approximately 60% on achieving our fiscal 2022 consolidated Adjusted EBITDA target and approximately 40% on achieving his applicable individual performance measures. We established these Adjusted EBITDA targets for fiscal 2022 based upon a methodology that encourages continued growth during our recovery from the COVID-19 pandemic. We also established these targets with the belief the level of achievability of the targets would likely be consistent with the relative level of achievement of our historical financial targets. We did not establish performance criteria or a targeted cash bonus award in respect of, and Mr. Neis will not receive, an incentive bonus award for fiscal 2022 as a result of his retirement effective May 15, 2022.
Long-Term Incentive Awards
We believe that long-term incentive awards support our core compensation philosophies and objectives because they encourage entrepreneurism and help our named executive officers to maintain a shareholder mentality in managing our businesses. We believe that using long-term incentive awards as an important component of our executive compensation package will further our goals of promoting continuity of management and increasing incentive and personal interest in our welfare by those employees who are primarily responsible for shaping or carrying out our long-range plans and securing our continued growth and financial success. Historically, we have granted stock options to a broad range of employees because we believe it is beneficial to our shareholders to have our employees maintain a shareholder orientation and an entrepreneurial spirit. In fiscal 2021, 45% of our employee stock options were granted to employees other than our named executive officers. For fiscal 2022, this percentage remains high at 44%.
Our long-term incentive plan for our senior executives includes a mix of three compensation elements: stock options (typically expected to constitute approximately 30-40% of each annual long-term incentive award), performance cash (typically expected to constitute approximately 40-45% of each annual long-term incentive award) and restricted stock (typically expected to constitute approximately 20-30% of each annual long-term incentive award). Our Committee granted Mr. Rodriguez a larger percentage of his initial long-term incentive award in the form of restricted stock as an incentive to join the Company. Our Committee tries to target the relative size of our annual long-term incentive grants to place us at or above the median level of long-term grants provided by our benchmarked companies. Stock options granted under the plan prior to fiscal 2018 generally become exercisable 40% after two years, 60% after three years, 80% after four years and 100% after five years of the date of grant. Beginning in fiscal 2018, stock options granted under the plan become exercisable 50% after two years, 75% after three years and 100% after four years of the date of grant. The options generally expire ten years from the date of grant as long as the optionee is still employed with the Company. Our restricted stock grants prior to fiscal 2018 have a vesting schedule of 50% after the third anniversary of grant and 100% after the fifth anniversary. Beginning in fiscal 2018, our restricted stock grants have a vesting schedule of 50% after the second anniversary of grant and 100% after the fourth anniversary. Mr. Stephen Marcus is not eligible to receive any equity-based award grants under our stock option and equity awards plans.
Our long-term incentive plan for our senior executives includes a performance cash component in order to increase the plan’s emphasis on linking the total compensation of our named executive officers to the relative level of our operating performance over the longer term. The performance cash component’s measurement period is five years for grants made in fiscal 2018, fiscal 2019, fiscal 2020, fiscal 2021 and fiscal 2022 for Messrs. Greg Marcus, Neis, Kissinger and Rodriguez. The performance measures for the performance cash component are our average return on invested capital, or ROIC, during the relevant measurement periods, and our Adjusted EBITDA growth rate during the relevant measurement period, each of which is measured and calculated independently of each other, but with the relative achievement of our ROIC levels weighted 75% of the targeted total pay-out amount and our relative achievement of our Adjusted EBITDA growth rate weighted 25%. Under our cash performance plan, if our relative ROIC and/or Adjusted EBITDA growth rate over the relevant measurement period is equal to the 25th percentile of the respective Russell 2000 ROIC and/or Adjusted EBITDA growth rate over the measurement period, then the payment made to our named executive officers will be equal to 25% of the target pay-out amount for such respective performance measure. If we achieve performance of either or both measures equal to the 50th percentile, then the pay-out will be 100% of the target pay-out amount for such respective performance measure. If we achieve performance of either or both measures equal to the 75th percentile, then the pay-out will be 150% of the target pay-out amount for such respective performance measure. Performance achievements in between these percentiles will result in prorated pay-outs based on the foregoing pay-out ratios.
In order to recognize the extraordinary effort and achievement put forth by our named executives and other key employees in addressing the impacts of the COVID-19 pandemic, our Committee awarded special restricted stock grants during fiscal 2021 to the named executive officers and a broad range of employees based on an approximate value equal to 50% of the average incentive bonus paid to such recipient over the prior three fiscal years. These special restricted stock grants have a vesting schedule of 100% after the first anniversary of grant. Approximately 72% of the special restricted stock awards were granted to employees other than our named executive officers.
Based on the foregoing considerations, our Committee granted the following fiscal 2021 long-term incentive awards to our named executive officers (other than to our chairman) based on benchmarking data provided to it by Willis Towers Watson, as well as the recommendations of our chief executive officer (other than with respect to himself).

Name	Total Dollar Value of Long-Term Incentive Award (100%)	Dollar Value/ Shares(1) of Option Component (34 – 41%)			Dollar Value/ Shares(2) of Restricted Stock Component (26 – 35%)			Dollar Value of Performance Cash Component Target Award (37 – 39%)
Mr. G. Marcus	$3,276,292	$1,320,826	/	137,300	$905,466	/	45,800	$1,050,000
Mr. D. Neis	$1,061,558	$434,824	/	45,200	$280,734	/	14,200	$346,000
Mr. T. Kissinger	$1,103,721	$453,102	/	47,100	$290,619	/	14,700	$360,000
Mr. R. Rodriguez	$1,595,044	$543,530	/	56,500	$557,514	/	28,200	$494,000

_____________________
(1)Based on estimated fiscal 2021 FASB ASC Topic 718 option value per share of $9.62. Each option granted has an , exercise price of $21.84 per share, which is equal to the closing sale price of our Common Stock on the March 9, 2021 stock option grant date.
(2)Based on the closing sale price of $19.77 per share of our Common Shares on the February 25, 2021 restricted stock grant date.The restricted stock component includes the special restricted stock awards described above.
Our Committee granted the following fiscal 2022 long-term incentive awards to our named executive officers (other than to our chairman) based on benchmarking data provided to it by Willis Towers Watson, as well as the recommendations of our chief executive officer (other than with respect to himself).

Name	Total Dollar Value of Long-Term Incentive Award (100%)	Dollar Value/ Shares(1) of Option Component (34 – 39%)			Dollar Value/ Shares(2) of Restricted Stock Component (20 – 25%)			Dollar Value of Performance Cash Component Target Award (42%)
Mr. G. Marcus	$3,055,485	$1,179,520	/	152,000	$601,965	/	34,300	$1,274,000
Mr. D. Neis(3)	N/A	N/A			N/A			N/A
Mr. T. Kissinger	$1,000,560	$388,000	/	50,000	$196,560	/	11,200	$416,000
Mr. R. Rodriguez	$1,385,070	$465,600	/	60,000	$340,470	/	19,400	$579,000
_____________________
(1)Based on an estimated fiscal 2022 FASB ASC Topic 718 option value per share of $7.76. Each option granted has an exercise price of $17.04 per share, which is equal to the closing sale price of our Common Shares on the March 8, 2022 stock option grant date.
(2)Based on the closing sale price of $17.55 per share of our Common Shares on the February 23, 2022 restricted stock grant date.
(3)Our Committee did not grant a fiscal 2022 long-term incentive award to Mr. Neis as a result of his retirement effective May 15, 2022.
Stock Option Policies
We generally follow a practice of granting stock options to all selected and then serving executives once a year on an annual fixed-date basis, with an effective grant date as of the third business day after the public release of our prior fiscal year financial results. We follow this practice so that the exercise price associated with our annual stock option grants is generally then most likely to reflect all then currently publicly available material information about our company. For newly-hired executives or other employees to whom we determine to grant equity-based awards, such grants are effective on the date on which our Committee approves such grants. We only grant options with an exercise price equal to the closing sale price of our Common Shares on the effective date of grant. All options are granted with an exercise price equal to 100% of the fair market value (i.e., closing sale price) of our Common Shares on the date of grant. Options granted prior to fiscal 2018 generally vest and become exercisable with respect to 40% of the shares after two years from the grant date, 60% after three years, 80% after four years and 100% after five years, and expire ten years after the grant date. Options granted since fiscal 2018 generally vest and become exercisable with respect to 50% of the shares after two years from the grant date, 75% after three years and 100% after four years, and expire ten years after the grant date.
We have adopted a policy that prohibits the repricing of stock options, and we have never repriced any options (other than in connection with making equitable adjustments as required under our stock option and equity awards plans in connection with stock splits and our special cash dividend). Similarly, we have never engaged in any type of so-called stock option “back dating” practices or other similar grant date manipulations of stock options, and we will never do so in the future. While our chief executive officer recommends the recipients of our equity-based awards and the relative level of such awards, we do not delegate grant authority to him or any other members of our management.
We try to maintain our so-called “burn rate” of annual equity grants at around 1-2% of our fully-diluted outstanding Common Shares. In fiscal 2021 and fiscal 2022 to date, our total annual burn rate was approximately 2.3% and 1.8%, respectively, with approximately 1.3% and 1.0%, respectively, attributable to stock options and restricted stock granted to our named executive officers.

Other Benefits
Qualified Retirement Plan
Our 401k Retirement Savings Plan (formerly known as the Pension Plus Plan) is a profit-sharing plan with Code Section 401(k) features and covers all of our eligible employees and eligible employees of our subsidiaries, including our named executive officers, and uses a participating employee’s aggregate direct compensation as the basis for determining the employee and employer contributions that are allocated to the employee’s account. A participating employee may elect to make deposits of up to 60% of his or her annual compensation. Prior to 2017, a variety of employer contributions, including employer matching and profit-sharing contributions, were permitted to be made to the 401k Retirement Savings Plan. Beginning in 2017, the 401k Retirement Savings Plan provides only one type of employer contribution: a matching contribution equal to 100% of the first 3% of compensation and 50% of the next 2% of compensation deposited by an employee into the 401k Retirement Savings Plan. The employee’s deposits, the employer pre-2017 basic contributions and the 2017 and later matching contributions allocated to a participating employee’s account are fully vested upon deposit, and the employer pre-2017 matching and profit performance contribution are subject to a graduated vesting schedule resulting in full vesting after six years of service. Each participating employee has the right to direct the investment of the employee’s account in one or more of several available investment funds, including Common Shares. The vested portion of a participating employee’s account balance becomes distributable only after the employee’s termination of employment or upon attainment of age 591∕2, although the employee has the right while employed to borrow a portion of such vested portion or make a withdrawal of the employee’s own deposits for certain hardship reasons that are prescribed by applicable federal law.
Nonqualified Deferred Compensation
Our Deferred Compensation Plan is a nonqualified defined contribution program whereby our eligible employees, including our named executive officers, may voluntarily make irrevocable elections to defer receipt of up to 100% of their annual cash compensation (i.e., salary and/or incentive bonus) on a pre-tax basis. The irrevocable election must be made prior to the start of any calendar year to which it applies and must specify both a benefit payment commencement date and a form of payment (i.e., lump sum or periodic installments). During each quarter of the deferral period, we apply to the deferred amount an earnings credit based on the average prime interest rate of a designated Milwaukee, Wisconsin bank. The benefits payable under the Deferred Compensation Plan (i.e., the employee’s deferred amount plus his or her earnings credits) will be paid out of our general corporate assets as they become due (i.e., after the employee’s specified commencement date).
Our Retirement Income and Supplemental Retirement Plan, or our “Supplemental Plan,” is available to eligible employees with annual compensation in excess of a specified level ($130,000 for calendar years 2021 and 2022), including each of our named executive officers. The Supplemental Plan includes two components. The first component applies to certain participants (called “RIP Participants”) and provides nonqualified pension benefits consistent with those that the Supplemental Plan has historically provided. The second component applies to all other participants (called “SRP Participants”) and provides an account-based supplemental retirement benefit. All benefits payable under the Supplemental Plan are paid out of our general corporate assets as they become due after retirement or other termination.
A RIP Participant is an eligible employee who was a participant in the Supplemental Plan on December 31, 2008, and who met at least one of the following requirements on January 1, 2009: (1) the participant was age 50 or older; (2) the participant had 20 or more years of service; or (3) the participant was a member of the Corporate Executive Committee. All of our named executive officers are RIP Participants.

A RIP Participant in the Supplemental Plan is entitled to receive annual benefits substantially in accordance with the table set forth below, except that the amounts shown in the table do not reflect the applicable reductions for Social Security benefits and benefits funded by employer contributions that are payable under our other employee benefit plans. For a RIP Participant entitled to the highest level of Social Security benefits who retires at age 65 during calendar year 2021, the reduction in annual Supplemental Plan benefits would equal approximately $33,360.

	Estimated Annual Pension Plan Benefits for Representative Years of Service
Final Five-Year Average Compensation	15	20	25	30
$100,000	$25,000	$33,300	$41,667	$50,000
200,000	50,000	66,600	83,334	100,000
350,000	87,500	116,550	145,834	175,000
500,000	125,000	166,500	208,335	250,000
650,000	162,500	216,450	270,835	325,000
800,000	200,000	266,400	333,333	400,000
950,000	237,500	316,350	395,836	475,000
The Supplemental Plan provides annual benefits to RIP Participants (calculated on a straight life annuity basis assuming the benefits commence at age 65) based on a formula that takes into account the employee’s average total compensation for the five highest compensation years within the employee’s last ten compensation years and the employee’s years of service (up to a maximum of 30). In calculating employee compensation for purposes of determining contributions to the Supplemental Plan for RIP Participants, we use a participating employee’s total cash compensation (which, for the named executive officers, is comprised of the salary and bonus amounts listed in the “Summary Compensation Table” below), excluding long-term performance cash amounts. In addition to a reduction equal to 50% of Social Security benefits, the Supplemental Plan reduces its benefits for RIP Participants by the benefits attributable to the employer contributions received by the participating employee under our other employee benefit plans, such as the 401k Retirement Savings Plan and our former qualified pension plans.
A RIP Participant is entitled to benefits under the Supplemental Plan upon normal retirement on or after age 65, early retirement after age 60 with at least five years of service, disability retirement after at least five years of service and other termination of employment after at least five years of service. A graduated vesting schedule, which provides for 50% vesting after five years of service and an additional 10% for each year of service thereafter, applies in the case of termination of employment before completing ten years of service or qualifying for normal, early or disability retirement.
The Supplemental Plan provides that the retirement benefits to which Mr. Stephen Marcus, who is a RIP Participant, is entitled upon his separation from service with us commenced effective January 1, 2009 and we calculate such benefits as if Mr. Stephen Marcus had terminated his employment with us on December 31, 2008. As a result, Mr. Stephen Marcus receives approximately $300,127 in payments under our Supplemental Plan each fiscal year until his death (slightly higher in a 53-week year).
The SRP Participants in the Supplemental Plan as of December 31, 2008 had their nonqualified supplemental pension benefits converted into an account balance benefit. The opening account balance for each of these individuals equaled the present value of his or her vested accrued supplemental pension benefit calculated under the Supplemental Plan as if such participant terminated employment on December 31, 2008. Each new SRP Participant in the Supplemental Plan will have an account balance benefit with an opening balance of zero.
Each SRP Participant’s account is credited with an allocation as of the last day of each calendar year if (1) the participant is considered a highly compensated employee for such year (for 2021 and 2022, had annual compensation in excess of $130,000 during the prior year), and (2) the participant has been credited with 1,000 hours of service during such year and is employed by us on the last day of such year, or has terminated employment during such year as a result of death, total and permanent disability, or retirement on or after age 65 with five years of service.

Each SRP Participant’s annual allocation depends on his or her employment status as of the last day of the calendar year. A SRP Participant who is a member of our corporate executive committee (group one), or who is a senior vice president, vice president, senior corporate associate, hotel general manager or any other individual who is designated as eligible for the SRP (group two), receives an allocation equal to a percentage of such participant’s compensation depending on such participant’s number of points. Points are determined by combining a participant’s age (as of his or her most recent birthday) and years of service as of the last day of a calendar year. The participant’s compensation for this purpose is his or her total direct compensation, excluding long-term performance cash amounts, for the period. The allocation for each participant in group one or group two shall equal the percentage of compensation as forth in the following table:

Points	Group One Percentage of Compensation	Group Two Percentage of Compensation
<60	2.0%	1.00%
60 – 69	2.5%	1.25%
70 – 79	3.0%	1.50%
80+	3.5%	1.75%
All accounts are credited quarterly with simple interest at the reference rate declared by Chase Bank N.A.
Each SRP Participant is 100% vested in his or her account upon termination of employment due to death or retirement on or after age 65 with five years of service or upon the occurrence of a total and permanent disability. In all other cases, an SRP Participant is vested in accordance with a graduated vesting schedule which provides for 50% vesting after five years of service and an additional 10% for each year of service thereafter. Each SRP Participant was required prior to December 31, 2008, to irrevocably elect the benefit payment date (or commencement date) and a form of payment for his or her account. Each new SRP Participant is required to make this election within the first 30 days of his or her participation date. Thereafter, every five years (e.g., 2020, 2025, 2030), a participant may make a new irrevocable election to apply to the allocations made to his or her account in the subsequent five years. An SRP Participant’s vested account will be paid on the later of his or her separation from service or the age elected by him or her, which must not be earlier than age 60 or later than age 65, or upon a total and permanent disability. An SRP Participant may elect to have his or her vested account paid in a single lump sum payment or installment payments over a number of years selected by the participant (not more than 10). If no election is made, an SRP Participant’s vested account will be paid in the form of a lump sum at the participant’s attainment of age 65, or separation from service, if later.
Executive Long Term Disability Plan
Our Executive Long Term Disability Plan provides supplemental long term disability insurance coverage for certain of our senior employees, including our named executive officers. The long term disability benefits that we provide under our Executive Long Term Disability Plan are in addition to any long term disability benefits that we provide to our employees generally and are fully insured under one or more individual insurance policies that we issue to each participant in the Executive Long Term Disability Plan. We are the named fiduciary for benefit claims under our Executive Long Term Disability Plan, and we have the right to determine all claims and appeals relating to the benefits that we provide under our Executive Long Term Disability Plan.
Perquisites
While our named executive officers may from time to time use certain of our properties for personal reasons, we generally incur no, or in some cases only nominal, incremental costs associated with such usage. We encourage our executive officers to personally use our properties because we believe that it is very important for our executives to be intimately familiar with our properties, our service and product offerings, and our markets. We believe that such personal hands-on experiences help us to enhance our customer services and be better positioned to understand, manage and operate our businesses. We otherwise provide only nominal perquisites to our named executive officers. No perquisites that we provided in fiscal 2021 to any named executive officer, individually or in the aggregate, had an incremental cost to us of in excess of $10,000.
Executive Stock Ownership and Anti-Hedging Policy
We have not adopted any executive or director stock ownership guidelines, although, as of the Record Date, the Marcus family beneficially owned approximately 24.1% of our outstanding shares and comprised the largest shareholder group in our company. Our other named executives each beneficially own significant amounts of our Common Shares through direct stock ownership, restricted stock awards and stock option grants. As of the Record Date, Messrs. Neis, Kissinger and Rodriguez beneficially owned 186,971, 218,904 and 188,780 shares, respectively. As a result, we believe that our senior management team’s financial interests are significantly and directly aligned with the economic interests of our shareholders without the necessity of imposing arbitrary stock ownership guidelines. We have adopted a policy prohibiting our directors, executive officers and substantial shareholders from trading in puts, calls and other derivative securities relating to our Common Shares. Our policy also prohibits our directors, executive officers and substantial shareholders from engaging in hedging or pledging transactions relating to our Common Shares. We believe that hedging against losses in our Common Shares breaks the alignment between our shareholders and our executives that the equity grants described in this CD&A are intended to build.
Impact of Tax, Accounting and Dilution Considerations
Section 162(m) of the Code limits our tax deduction for compensation paid to certain covered employees, generally including our named executive officers, to $1 million per year per covered employee. However, our Compensation Committee reserves the right to provide compensation that is not fully tax-deductible under Section 162(m) to the extent it believes such compensation is necessary to continue to provide competitive arrangements intended to attract and retain, and provide appropriate incentives to, qualified officers and other key employees.
In addition to Section 162(m) deductibility considerations, our Compensation Committee carefully considers the accounting and financial reporting expenses associated with our grants of equity-based awards. We also consider the relative level of potential dilution to our shareholders resulting from such grants. As a result, we attempt to maintain an annual equity-based grant burn rate level of approximately 1-2% of our fully-diluted outstanding Common Shares.
Summary Compensation Table
Set forth below is information regarding the compensation earned by, paid or awarded to Stephen H. Marcus, our chairman of the board, Gregory S. Marcus, our president and chief executive officer, Douglas A. Neis, our executive vice president and chief financial officer, Thomas F. Kissinger, our senior executive vice president, general counsel and secretary, and Rolando B. Rodriguez, our executive vice president and chairman, president and chief executive officer of Marcus Theatres Corporation, during fiscal 2021, fiscal 2020 and fiscal 2019. Messrs. Stephen Marcus, Greg Marcus, Neis, Kissinger and Rodriguez comprised our named executive officers for fiscal 2021.
The following table sets forth for our named executive officers the following information for each relevant fiscal year: (1) the dollar amount of base salary earned; (2) the grant date fair value of all long-term equity-based awards held by each named executive officer; (3) the dollar amount of cash bonuses earned under our incentive bonus plan; (4) the change in pension value and the dollar amount of above-market earnings on nonqualified deferred compensation; (5) the dollar amount of all other compensation; and (6) the dollar value of total compensation.

Name and Current Principal Position	Fiscal Year	Salary	Bonus	Restricted Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(4)	All Other Compensation(5)(6)	Total
Stephen H. Marcus Chairman of the Board	2021	$603,850	$145,151	$—	$—	$—	$—	$300,745	$1,049,746
	2020	425,923	—	—	—	—	50,079	324,175	800,177
	2019	564,423	—	—	—	140,083	147,981	311,945	1,164,432

Gregory S. Marcus President and CEO	2021	$874,555	$487,905	$905,466	$1,320,826	$229,425	$5,490	$10,480	$3,834,147
	2020	465,769	—	534,310	1,200,700	469,900	1,917,912	19,419	4,608,010
	2019	834,135	100,000	472,468	954,720	753,608	2,185,347	41,779	5,342,057

Douglas A. Neis Executive Vice President and CFO	2021	$488,987	$149,805	$280,734	$434,824	$89,700	$—	$21,647	$1,465,697
	2020	443,539	—	160,293	343,840	187,960	446,000	24,589	1,606,221
	2019	459,712	40,000	146,628	297,840	246,135	637,000	32,958	1,860,273

Thomas F. Kissinger Senior Executive Vice President, General Counsel and Secretary	2021	$509,360	$156,045	$290,619	$453,102	$98,900	$11,813	$21,146	$1,540,985
	2020	462,154	—	172,865	362,300	202,280	497,452	24,396	1,721,447
	2019	481,615	40,000	158,847	318,240	257,745	677,113	32,898	1,966,458

Rolando B. Rodriguez Executive Vice President, Chairman, President and CEO of Marcus Theatres Corporation	2021	$628,382	$257,164	$557,514	$543,530	$115,000	$158,133	$24,578	$2,284,301
	2020	557,077	—	314,300	440,400	237,490	432,580	29,611	2,011,458
	2019	591,961	60,000	285,110	401,200	198,202	465,444	43,603	2,045,520

(1)Reflects the grant date fair value of the restricted stock awarded as determined using the closing sale price of our Common Shares on such date. The amount was computed in accordance with FASB ASC Topic 718.
(2)Reflects the grant date fair value of the options awarded as determined using the closing sale price of our Common Shares on such date. The amount was computed in accordance with FASB ASC Topic 718. The assumptions made in the valuations are discussed in Footnote 9 to our fiscal 2021 financial statements.
(3)Reflects cash awards earned under the performance cash component of our long-term incentive plan in connection with our achievement of the specific performance targets described above in the CD&A under “Long-Term Incentive Awards.” Amounts in 2019 also reflect cash bonuses earned under our incentive bonus plan in connection with our achievement of the specific performance targets described above in the CD&A under “Cash Bonuses.” There were no cash bonuses earned under our incentive bonus plan in 2021 and 2020.
(4)The numbers in this column reflect the sum of (a) the aggregate change in the actuarial present value of accumulated benefits under our Supplemental Plan from the plan measurement date used for financial statement reporting purposes with respect to the applicable fiscal year to the plan measurement date used for financial statement reporting purposes with respect to the applicable fiscal year, and (b) above-market earnings in our Deferred Compensation Plan. The change in the present value of Mr. S. Marcus’, Mr. G. Marcus’, Mr. Neis’ and Mr. Kissinger’s benefits under the Supplemental Plan for fiscal 2021 were negative numbers ($313,000, $263,000, $201,000 and $74,000, respectively), due primarily to an increase in the assumed discount rate used to calculate the actuarial present value. Consistent with the SEC’s disclosure requirements, we treated these numbers as zero for the purposes of this table. The change in present value of accumulated benefits under our Supplemental Plan during fiscal 2020 and fiscal 2019 was due to a decrease in the assumed discount rate used to calculate the actuarial present value and changes in pay levels.
(5)$300,127, $311.670, and $300,127, of the amount in this column for Mr. Stephen Marcus represents payments received under our Supplemental Plan in fiscal 2021, 2020 and fiscal 2019, respectively.
(6)We paid $9,448, $8,663, $8,162 and $11,594 in premiums in fiscal 2021 under our Executive Long Term Disability Plan on behalf of Messrs. Greg Marcus, Neis, Kissinger and Rodriguez, respectively.
Grants of Plan-Based Awards
We maintain our 1995 Equity Incentive Plan, 2004 Equity and Incentive Awards Plan and our Long Term Incentive Plan, pursuant to which grants of restricted stock, stock options, performance stock awards and performance cash awards may be made to our named executive officers (other than Mr. Stephen Marcus, who is not eligible to receive any equity-based awards under our equity plans), as well as other employees. The following table sets forth information regarding all such incentive plan awards that were granted to our named executive officers in fiscal 2021. The amounts set forth below should not be added to amounts set forth in the Summary Compensation Table.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: No. of Shares of Stock or Units	All Other Option Awards: No. of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(3)
Name	Grant Date(1)	Threshold	Target	Maximum	Threshold	Target	Maximum
Mr. S. Marcus	N/A	—	—	—	—	—	—	—	—	—	—
		0	$—	$—	—	—	—	—	—	—	—
Mr. G. Marcus	02/25/21	—	—	—	—	—	—	45,800	—	—	$905,466
	03/09/21	—	—	—	—	—	—	—	137,300	$21.84	1,320,826
		0	1,050,000	1,575,000	—	—	—	—	—	—	—
Mr. Neis	02/25/21	—	—	—	—	—	—	14,200	—	—	280,734
	03/09/21	—	—	—	—	—	—	—	45,200	$21.84	434,824
		0	346,000	519,000	—	—	—	—	—	—	—
Mr. Kissinger	02/25/21	—	—	—	—	—	—	14,700	—	—	290,619
	03/09/21	—	—	—	—	—	—	—	47,100	$21.84	453,102
		0	360,000	540,000	—	—	—	—	—	—	—
Mr. Rodriguez	02/25/21	—	—	—	—	—	—	28,200	—	—	557,514
	03/09/21	—	—	—	—	—	—	—	56,500	$21.84	543,530
		0	494,000	741,000	—	—	—	—	—	—	—
_____________________
(1)Our equity award granting practices are described above in the CD&A.

(2)Reflects potential payouts under our performance cash component of our long-term incentive plan. Target awards under our annual incentive bonus plan were not established for fiscal 2021, as described above in the CD&A. For fiscal 2021, maximum awards were limited to 150% of the named executive officer’s target award under the performance cash component of our long-term incentive plan.
(3)The full grant date fair value of each equity award calculated in accordance with FASB ASC Topic 718.
The portion of the above amounts of non-equity incentive plan (i.e., long-term performance cash) awards under our long-term incentive plan will be determined pursuant to our achievement in fiscal 2025 of the specific five-year performance targets for Messrs. Greg Marcus, Neis, Kissinger and Rodriguez, in each case, as described above in the CD&A. The number of our Common Shares subject to stock options and restricted stock awards granted to our named executive officers were also determined as described above in the CD&A.
Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information on outstanding stock option and restricted stock awards held by our named executive officers at the end of fiscal 2021 on December 30, 2021, including the number of Common Shares underlying both exercisable and unexercisable portions of each stock option, as well as the exercise price and expiration date of each outstanding option.

	Option Awards						Restricted Stock Awards
Name	No. of Common Shares Underlying Unexercised Options (#Exercisable)	No. of Common Shares Underlying Unexercised Options (#Unexercisable)		Equity Incentive Plan Awards: No. of Common Shares Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	No. of Common Shares That Have Not Vested		Market Value of Common Shares That Have Not Vested(1)		Equity Incentive Plan Awards: No. of Unearned Common Shares That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested
Mr. S. Marcus	N/A	—		—	—	—	—		—		—	—

Mr. G. Marcus	52,000	—		—	13.12	07/31/2022	—		—		—	—
	57,500	—		—	13.04	07/30/2023	—		—		—	—
	49,500	—		—	18.34	07/29/2024	—		—		—	—
	44,100	—		—	20.26	07/28/2025	—		—		—	—
	28,500	—		—	18.68	03/01/2026	—		—		—	—
	32,000	8,000	(2)	—	31.20	02/28/2027	—		—		—	—
	56,250	18,750	(3)	—	27.00	02/27/2028	—		—		—	—
	35,100	35,100	(4)	—	41.90	02/26/2029	—		—		—	—
	—	121,000	(5)	—	28.88	02/25/2030	—		—		—	—
	—	80,000	(6)	—	12.71	05/08/2030	—		—		—	—
	—	137,300	(7)	—	21.84	03/09/2031
	—	—		—	—	—	1,875	(8)	$33,656		—	—
	—	—		—	—	—	788	(9)	14,145		—	—
	—	—		—	—	—	788	(9)	14,145		—	—
	—	—		—	—	—	4,000	(10)	71,800		—	—
	—	—		—	—	—	8,500	(11)	152,575		—	—
	—	—		—	—	—	5,800	(12)	104,110		—	—
	—	—		—	—	—	17,000	(13)	305,150		—	—
	—	—		—	—	—	29,200	(14)	524,140	305,150	—	—
	—	—		—	—	—	16,600	(15)	297,970		—	—

	Option Awards						Restricted Stock Awards
Name	No. of Common Shares Underlying Unexercised Options (#Exercisable)	No. of Common Shares Underlying Unexercised Options (#Unexercisable)		Equity Incentive Plan Awards: No. of Common Shares Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	No. of Common Shares That Have Not Vested		Market Value of Common Shares That Have Not Vested(1)	Equity Incentive Plan Awards: No. of Unearned Common Shares That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested
Mr. Neis	16,400	—		—	18.34	07/29/2024	—		—	—	—
	17,400	—		—	20.26	07/28/2025	—		—	—	—
	11,150	—		—	18.68	03/01/2026	—		—	—	—
	13,200	3,300	(16)	—	31.20	02/28/2027	—		—	—	—
	17,625	5,875	(17)	—	27.00	02/27/2028	—		—	—	—
	10,950	10,950	(18)	—	41.90	02/26/2029	—		—	—	—
	—	36,400	(19)	—	28.88	02/25/2030	—		—	—	—
	—	20,000	(20)	—	12.71	05/08/2030	—		—	—	—
	—	45,200	(21)	—	21.84	03/09/2031
	—	—		—	—	—	1,250	(22)	22,438	—	—
	—	—		—	—	—	314	(23)	5,636	—	—
	—	—		—	—	—	314	(23)	5,636	—	—
	—	—		—	—	—	1,850	(24)	33,208	—	—
	—	—		—	—	—	2,625	(25)	47,119	—	—
	—	—		—	—	—	1,800	(26)	32,310	—	—
	—	—		—	—	—	5,100	(27)	91,545	—	—
	—	—		—	—	—	9,600	(28)	172,320	—	—
	—	—		—	—	—	4,600	(29)	82,570	—	—

Mr. Kissinger	15,683	—		—	18.34	07/29/2024	—		—	—	—
	19,300	—		—	20.26	07/28/2025	—		—	—	—
	12,300	—		—	18.68	03/01/2026	—		—	—	—
	13,600	3,400	(30)	—	31.20	02/28/2027	—		—	—	—
	18,300	6,100	(31)	—	27.00	02/27/2028	—		—	—	—
	11,700	11,700	(32)	—	41.90	02/26/2029	—		—	—	—
	—	39,000	(33)	—	28.88	02/25/2030	—		—	—	—
	—	20,000	(34)	—	12.71	05/08/2030	—		—	—	—
	—	47,100	(35)	—	21.84	03/09/2031	—		—	—	—
	—	—		—	—	—	1,250	(22)	22,438	—	—
	—	—		—	—	—	464	(36)	8,329	—	—
	—	—		—	—	—	464	(36)	8,329	—	—
	—	—		—	—	—	1,900	(37)	34,105	—	—
	—	—		—	—	—	2,750	(38)	49,363	—	—
	—	—		—	—	—	1,950	(39)	35,003	—	—
	—	—		—	—	—	5,500	(40)	98,725	—	—
	—	—		—	—	—	10,000	(41)	179,500	—	—
	—	—		—	—	—	4,700	(42)	84,365	—	—

	Option Awards						Restricted Stock Awards
Name	No. of Common Shares Underlying Unexercised Options (#Exercisable)	No. of Common Shares Underlying Unexercised Options (#Unexercisable)		Equity Incentive Plan Awards: No. of Common Shares Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	No. of Common Shares That Have Not Vested		Market Value of Common Shares That Have Not Vested(1)	Equity Incentive Plan Awards: No. of Unearned Common Shares That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested
Mr. Rodriguez	3,170	—		—	18.34	07/29/2024	—		—	—	—
	17,546	—		—	20.26	07/28/2025	—		—	—	—
	12,500	—		—	18.68	03/01/2026	—		—	—	—
	16,000	4,000	(43)	—	31.20	02/28/2027	—		—	—	—
	25,500	8,500	(44)	—	27.00	02/27/2028	—		—	—	—
	14,750	14,750	(45)	—	41.90	02/26/2029	—		—	—	—
	—	50,000	(46)	—	28.88	02/25/2030	—		—	—	—
	—	20,000	(47)	—	12.71	05/08/2030	—		—	—	—
	—	56,500	(48)	—	21.84	03/09/2031	—		—	—	—
	—	—		—	—	—	3,000	(49)	53,850	—	—
	—	—		—	—	—	5,500	(50)	98,725	—	—
	—	—		—	—	—	3,500	(51)	62,825	—	—
	—	—		—	—	—	10,000	(52)	179,500	—	—
	—	—		—	—	—	17,200	(53)	308,740	—	—
	—	—		—	—	—	11,000	(54)	197,450	—	—
(1)Reflects the amount calculated by multiplying the number of unvested restricted shares by the closing price of our Common Stock as of December 30, 2021 of $17.95.
(2)8,000 options will vest on February 28, 2022.
(3)18,750 options will vest on February 27, 2022.
(4)17,550 options will vest on each of February 26, 2022 and February 26, 2023.
(5)60,500 options will vest on February 25, 2022, and 30,250 options will vest on each of February 25, 2023 and February 25, 2024.
(6)40,000 options will vest on May 8, 2022, and 20,000 options will vest on each of May 8, 2023 and May 8, 2024.
(7)68,650 options will vest on March 9, 2023, and 34,325 options will vest on each of March 9, 2024 and March 9, 2025.
(8)1,875 shares of restricted stock will vest upon retirement, permanent disability or death.
(9)788 shares of restricted stock will vest upon retirement, permanent disability or death.
(10)4,000 shares of restricted stock will vest on February 22, 2022.
(11)8,500 shares of restricted stock will vest on February 21, 2022.
(12)5,800 shares of restricted stock will vest on February 20, 2023.
(13)8,500 shares of restricted stock will vest on each of February 19, 2022 and February 19, 2024.
(14)14,600 shares of restricted stock will vest on each February 25, 2023 and February 25, 2025.
(15)16,600 shares of restricted stock will vest on February 25, 2022.
(16)3,300 options will vest on February 28, 2022.
(17)5,875 options will vest on February 27, 2022.
(18)5,475 options will vest on each of February 26, 2022 and February 26, 2023.
(19)18,200 options will vest on February 25, 2022, and 9,100 options will vest on each of February 25, 2023 and February 25, 2024.
(20)10,000 options will vest on May 8, 2022, and 5,000 options will vest on each of May 8, 2023 and May 8, 2024.
(21)22,600 options will vest on March 9, 2023, and 11,300 options will vest on each of March 9, 2024 and March 9, 2025.
(22)1,250 shares of restricted stock will vest upon retirement, permanent disability or death.
(23)314 shares of restricted stock will vest upon retirement, permanent disability or death.

(24)1,850 shares of restricted stock will vest on February 22, 2022.
(25)2,625 shares of restricted stock will vest on February 21, 2022.
(26)1,800 shares of restricted stock will vest on February 20, 2023
(27)2,550 shares of restricted stock will vest on each of February 19, 2022 and February 19, 2024.
(28)4,800 shares of restricted stock will vest on each February 25, 2023 and February 25, 2025.
(29)4,600 shares of restricted stock will vest on February 25, 2022.
(30)3,400 options will vest on February 28, 2022.
(31)6,100 options will vest on February 27, 2022.
(32)5,850 options will vest on each of February 26, 2022 and February 26, 2023.
(33)19,500 options will vest on February 25, 2022, and 9,750 options will vest on each of February 25, 2023 and February 25, 2024.
(34)10,000 options will vest on May 8, 2022, and 5,000 options will vest on each of May 8, 2023 and May 8, 2024.
(35)23,550 options will vest on March 9, 2023, and 11,775 options will vest on each March 9, 2024 and March 9, 2025.
(36)464 shares of restricted stock will vest upon retirement, permanent disability or death.
(37)1,900 shares of restricted stock will vest on February 22, 2022.
(38)2,750 shares of restricted stock will vest on February 21, 2022.
(39)1,950 shares of restricted stock will vest on February 20, 2023.
(40)2,750 shares of restricted stock will vest on each of February 19, 2022 and February 19, 2024.
(41)5,000 shares of restricted stock will vest on each February 25, 2023 and February 25, 2025.
(42)4,700 shares of restricted stock will vest on February 25, 2022.
(43)4,000 options will vest on February 28, 2022.
(44)8,500 options will vest on February 27, 2022.
(45)7,375 options will vest on each of February 26, 2022 and February 26, 2023.
(46)25,000 options will vest on February 25, 2022, and 12,500 options will vest on each of February 25, 2023 and February 25, 2024.
(47)10,000 options will vest on May 8, 2022, and 5,000 options will vest on each of May 8, 2023 and May 8, 2024.
(48)28,250 options will vest on March 9, 2023, and 14,125 options will vest on each March 9, 2024 and March 9, 2025.
(49)3,000 shares of restricted stock will vest on February 22, 2022.
(50)5,500 shares of restricted stock will vest on February 21, 2022.
(51)3,500 shares of restricted stock will vest on February 20, 2023.
(52)5,000 shares of restricted stock will vest on each of February 19, 2022 and February 19, 2024.
(53)8,600 shares of restricted stock will vest on each February 25, 2023 and February 25, 2025.
(54)11,000 shares of restricted stock will vest on February 25, 2022.

Option Exercises and Restricted Stock Vested
The following table sets forth information regarding each exercise of stock options and vesting of restricted stock that occurred during fiscal 2021 for each of our named executive officers on an aggregated basis. The amounts set forth below should not be added to the amounts set forth in the Summary Compensation Table.

Name	Number of Shares Acquired on Option Exercise	Value Realized on Option Exercise(1)	Number of Shares Acquired on Vesting of Restricted Shares	Value Realized on Vesting of Restricted Shares(2)
Mr. S. Marcus	N/A	—	N/A	—
Mr. G. Marcus	60,000	$449,900	8,950	$163,622
Mr. Neis	54,000	594,540	3,025	55,116
Mr. Kissinger	—	—	3,300	60,111
Mr. Rodriguez	—	—	5,475	100,037
_____________________
(1)Reflects the amount calculated by multiplying the number of shares received upon exercise of options by the difference between the closing price of our Common Shares on the exercise date and the exercise price of the exercised options, and, along with the “Number of Shares Acquired on Option Exercise,” has not been reduced to account for any shares withheld by the Company to satisfy the exercise price or tax liability incident to the exercise of stock options.
(2)Reflects the amount calculated by multiplying the number of vested restricted shares by the closing price of our Common Shares on the date the restricted shares vested.
Pension Benefits
The following table sets forth the actuarial present value of each named executive officer’s accumulated benefits under our Supplemental Plan as of the end of fiscal 2021 on December 30, 2021, assuming benefits are paid at normal retirement age based on current levels of compensation, as well as payments made to Mr. Stephen Marcus during fiscal 2021 under our Supplemental Plan as a result of his retirement on January 6, 2009 as our chief executive officer. The table also shows the number of years of credited service under each such plan, which are subject to a maximum of 30. The amounts set forth below should not be added to the amounts set forth in the Summary Compensation Table.

Name	Plan Name	Number of Years Credited Service		Present Value of Accumulated Benefits	Payments During Last Fiscal Year
Mr. S. Marcus	Supplemental Plan	30	(1)	$3,056,000	$300,127
Mr. G. Marcus	Supplemental Plan	29		7,884,000	—
Mr. Neis	Supplemental Plan	30	(2)	3,202,000	—
Mr. Kissinger	Supplemental Plan	28		3,146,000	—
Mr. Rodriguez	Supplemental Plan	8		1,788,000	—
_____________________
(1)Mr.Stephen Marcus has been employed by us for 60 years, but his years of credited service under the Supplemental Plan are subject to a maximum of 30.
(2)Mr.Neis has been employed by us for 35 years, but his years of credited service under the Supplemental Plan are subject to a maximum of 30.
Our Supplemental Plan benefits payable to Messrs. Stephen Marcus, Greg Marcus, Neis, Kissinger and Rodriguez are determined under the formula illustrated above in the CD&A. Covered compensation for purposes of the Supplemental Plan consists of salary, bonus and non-equity incentive compensation, but excluding long-term performance cash amounts. As of the end of fiscal 2021 on December 30, 2021, the estimated annual benefits payable under the Supplemental Plan at normal retirement age to Messrs. Stephen Marcus, Greg Marcus, Neis, Kissinger and Rodriguez were $300,000, $611,000, $213,000, $218,000 and $122,000, respectively. The payments to Mr. Stephen Marcus under the Supplemental Plan in fiscal 2021 are discussed above under “Nonqualified Deferred Compensation.”

Nonqualified Deferred Compensation
The following table sets forth annual executive and Company contributions under our Deferred Compensation Plan, as well as each named executive officer’s withdrawals, earnings and fiscal year end balances in those plans. The amounts set forth below should not be added to the amounts set forth in the Summary Compensation Table.

Name	Executive Contributions in Fiscal 2021(1)	Company Contributions in Fiscal 2021	Aggregate Earnings in Fiscal 2021(2)	Aggregate Withdrawals/ Distributions in Fiscal 2021	Aggregate Balance at December 30, 2021(3)
Mr. S. Marcus	$—	$—	$—	$—	$—
Mr. G. Marcus	—	—	15,619	—	491,718
Mr. Neis	—	—	—	—	—
Mr. Kissinger	280,148	—	33,578	337,581	1,191,163
Mr. Rodriguez	—	—	20,295	—	638,916
_____________________
(1)All of the amounts reported in this column were also reported as compensation in the Summary Compensation Table.
(2)Certain amounts reported in this column were considered above-market earnings and therefore are reported as compensation in the Summary Compensation Table, including $5,490 for Mr. Greg Marcus, $11,813 for Mr. Kissinger and $7,133 for Mr. Rodriguez.
(3)The amounts reported in this column include $360,363 for Mr. Greg Marcus, $1,047,678 for Mr. Kissinger and $500,536 for Mr. Rodriguez that was previously reported as compensation in the Summary Compensation Table for years prior to fiscal 2021.
Disclosure Regarding Termination and Change in Control Provisions
Employment, Severance and Change in Control Agreements
We do not provide our executives with individual employment, severance or change-in-control agreements, other than the benefit plans otherwise described above in the CD&A and our standard policies generally applicable to all salaried employees. Generally, the vesting period for our stock option grants, restricted stock awards and performance cash awards will be accelerated upon normal retirement or death. Our Compensation Committee has discretion to accelerate the vesting of such grants and awards upon a potential future change-in-control of our company.
Pay Ratio
As required by Item 402(u) of SEC Regulation S-K, we are providing the following information about the ratio of the median annual total compensation of our employees and the annual total compensation of Gregory S. Marcus, our president and chief executive officer. For the year ended December 30, 2021:
•The annual total compensation of our median employee was reasonably estimated to be $8,597.
•The annual total compensation of Mr. Gregory Marcus was $3,834,147.
Based on this information, the ratio of the annual total compensation of our chief executive officer to the annual total compensation of our median employee is estimated to be 446 to 1.
We identified our median employee using a multi-step process. First, we examined the wages of all individuals employed by us on November 1, 2021 (other than Mr. Gregory Marcus), whether full-time, part-time or on a seasonal basis, to identify the median base wage of all our employees. We annualized wages and salaries for all permanent employees who were hired after December 31, 2020, as permitted by SEC rules. We selected the individual within such group whose total wage was at the median to serve as our median employee whose compensation is disclosed above. The median employee was identified as a part-time associate in one of our theatres.
To calculate our ratio, we divided Mr. Gregory Marcus’ annual total compensation by the annual total compensation of our median employee. We calculated the total compensation of the median employee according to the same rules we use to calculate the total compensation of our named executive officers in the Summary Compensation Table. Total compensation of our median employee was lower than in prior pre-pandemic years due to the fact that our theatres and hotels continued to operate at reduced staffing levels during fiscal 2021. To calculate Mr. Gregory Marcus’ annual total compensation, we used the amount reported in the “Total” column of our Summary Compensation Table for fiscal 2021.

Non-Employee Director Compensation
The following table sets forth information regarding the compensation received by each of our non-employee directors during fiscal 2021. Our other directors are named executive officers and receive no compensation for their services as directors and are therefore omitted from the table.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Restricted Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
Diane Marcus Gershowitz	$47,000	$14,269	$69,813	$5,980	$—	$—	$—	$137,062
Allan H. Selig	51,000	14,269	69,813	5,980	—	—	—	141,062
Timothy E. Hoeksema	50,500	14,269	69,813	5,980	—	—	—	140,562
Philip L. Milstein	57,000	14,269	69,813	5,980	—	—	—	147,062
Brian J. Stark	60,500	14,269	69,813	5,980	—	—	—	150,562
Bruce J. Olson	47,000	14,269	69,813	5,980	—	—	—	137,062
Katherine M. Gehl	58,500	14,269	69,813	5,980	—	—	—	148,562
David M. Baum	58,500	14,269	69,813	5,980	—	—	—	148,562
_____________________
(1)The dollar amount is equal to the number of shares issued multiplied by the closing sale price of our Common Shares on May 6, 2021, the date the shares were issued.
(2)Reflects the grant date fair value of the restricted stock awarded as determined using the closing sale price of our Common Shares on such date. The amount was computed in accordance with FASB ASC Topic 718.
(3)Reflects the grant date fair value of the options awarded as determined using the closing sale price of our Common Shares on such date. The amount was computed in accordance with FASB ASC Topic 718. The assumptions made in the valuations are discussed in Footnote 9 of our fiscal 2021 financial statements.
Pursuant to our non-employee director compensation plan, our non-employee directors received in fiscal 2021: (1) a cash retainer of $25,000; (2) a board meeting attendance fee of $5,500; and (3) a restricted stock grant of 1,250 Common Shares that vest at the earlier of (a) 100% upon the director’s eligibility for normal retirement (as determined by the Compensation Committee) from the board of directors or upon death or (b) 50% upon the second anniversary of the grant date if the individual is then still serving as a director and the remaining 50% upon the fourth anniversary of the grant date if the individual is then still serving as a director; (3) a yearly annual meeting stock grant retainer of 753 Common Shares; (4) an attendance fee of $1,750 for each board committee meeting attended (or $2,000 per committee meeting attended if that person served as the committee’s chairperson), except that each member of the Audit Committee is to receive $2,000 per committee meeting attended, and the chairman of the Audit Committee is to receive $2,500 per committee meeting attended; and (5) an option to purchase 750 Common Shares on the last day of the fiscal year with the exercise price of all options granted to non-employee directors is to be equal to 100% of the fair market value of the Common Shares on the date of grant. As a response to the COVID-19 pandemic and to mitigate its financial and operational impacts, effective March 16, 2020 and until the end of our fiscal year ended December 31, 2020, all cash, restricted stock and stock option compensation to the non-employee directors was suspended. On May 6, 2021, the date of our 2021 annual shareholders’ meeting, each non-employee director received their 753 Common Shares pursuant to our non-employee director compensation plan and a one-time restricted stock grant of 2,500 Common Shares (in addition to the restricted stock grant of 1,250 Common Shares received pursuant to our non-employee director compensation plan) in order to compensate our non-employee directors for their reduced income in fiscal 2020.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the above CD&A with management and, based on such review and discussion, has recommended to the board of directors that the CD&A be included in this proxy statement.

By the Compensation Committee:

Allan H. Selig, Chairman Philip L. Milstein Brian J. Stark

AUDIT COMMITTEE REPORT
To the Board of Directors of The Marcus Corporation:
Each of the undersigned Audit Committee members: (1) served on the Audit Committee during fiscal 2021; (2) is an independent, non-employee director as defined by the rules of the NYSE and the SEC; and (3) is an “audit committee financial expert,” as defined by the SEC. Our Audit Committee has a written charter, which is available on the Company’s website at investors.marcuscorp.com.
Our Audit Committee oversees the Company’s financial reporting process on behalf of the board of directors. Our management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures. We are not employees of the Company and we are not accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, we have relied, without independent verification, on management’s representation that the Company’s financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles. We have also relied on the representations of Deloitte & Touche LLP included in its report on the Company’s fiscal 2021 financial statements. Our discussions with management and Deloitte & Touche LLP do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that Deloitte & Touche LLP is in fact “independent.”
Our Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company for the fiscal year ended December 30, 2021 with management and has discussed with Deloitte & Touche LLP its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and other matters required to be discussed by AS 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”), and Rule 2-07 of Regulation S-X promulgated under the Securities Exchange Act of 1934, as amended. Deloitte & Touche LLP has provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Deloitte & Touche LLP its independence from management and the Company and considered the compatibility of Deloitte & Touche LLP’s provision of non-audit services with its independence.
Our Audit Committee discussed with Deloitte & Touche LLP the overall scope and plans for its audit. We met with Deloitte & Touche LLP, with and without management present, to discuss the results of its examination, its evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
In reliance on the reviews and discussions referred to above, our Audit Committee recommended to the board of directors that the Company’s audited consolidated financial statements be included in the Annual Report on Form 10-K at and for the fiscal year ended December 30, 2021 for filing with the SEC.
This report and the information herein do not constitute soliciting material and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing by or of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.

By the Audit Committee:

Brian J. Stark, Chairman Katherine M. Gehl David M. Baum

PROPOSAL 2 — APPROVAL, BY ADVISORY VOTE, OF
THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
As indicated by the preceding discussion, executive compensation is an important matter both to us and to our shareholders. In addition, Section 14A of the Securities Exchange Act of 1934, as amended, requires that we provide our shareholders with an opportunity to approve the compensation of our named executive officers by a non-binding advisory vote. Accordingly, we are seeking the approval of our shareholders through this advisory vote of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables and narratives contained in this proxy statement. At our 2021 annual meeting, over 99% of the votes cast and over 94% of all shares entitled to vote at the meeting were voted in favor of the compensation of our named executive officers. In developing our executive compensation and benefit programs that were in effect for fiscal 2021 as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables and narratives contained in this proxy statement, we maintained during fiscal 2021 many of the same executive compensation and benefit programs that were overwhelmingly approved by our shareholders at our 2021 annual meeting.
We have designed our executive compensation program to attract, motivate and retain people with the skills required to achieve our performance goals in a competitive business environment, and to enhance our overall financial performance. Our compensation programs are based on the principle of pay for performance. Our intention is for our executive compensation programs to reflect the level of our executive officers’ individual contributions and our corporate performance, while striking an appropriate balance between short-term and longer-term corporate performance. We evaluate performance over several periods of time, and while the specific elements of executive compensation vary from time to time, our executive compensation programs focus on the principle of pay for performance, both in program design and in the specific awards.
In addition, we and the Compensation Committee of our board of directors consider the following principles when designing and implementing compensation programs for our executive officers:
•We strive to compensate our executives at competitive levels to ensure that we attract, retain and motivate our key management employees who we expect will contribute significantly to our long-term success and value creation.
•We link our executives’ compensation to the achievement of pre-established financial and individual performance goals that are focused on the creation of long-term shareholder value.
Our executive compensation programs are designed to foster an ownership mentality and an entrepreneurial spirit in our management team. We try to do this by providing our executives with a substantial long-term incentive compensation component that helps to more closely align our executives’ financial interests with those of our shareholders over an extended performance period, and that otherwise encourages executives to take appropriate and measured market-responsive risk-taking actions that will facilitate our long-term growth and success.
Our board of directors would like the approval of our shareholders of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables and narratives in this proxy statement. Accordingly, for the reasons we discuss above, our board of directors unanimously recommends that shareholders vote in favor of the following resolution:
“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in the Compensation Discussion and Analysis section, compensation tables, and accompanying narratives contained in this proxy statement.”
The compensation of the named executive officers as disclosed in the Compensation Discussion and Analysis section and compensation tables and narratives contained in this proxy statement will be approved if the votes cast in favor of the proposal exceed those cast against the proposal. Abstentions and broker non-votes will not affect the voting results for this proposal.
As this is an advisory vote, the results of the vote will not be binding on our board of directors, although our Compensation Committee will consider the outcome of the vote when evaluating the effectiveness of our executive compensation programs, and our Compensation Committee will review and consider the outcome of the vote when making future compensation decisions for our named executive officers. We believe our company benefits from constructive dialogue with our shareholders on these important matters, and while we continue to reach out to our shareholders on these and other issues, we also encourage our shareholders to contact us if they would like to communicate their views on our executive compensation programs. Shareholders who wish to communicate with our non-management directors concerning our executive compensation programs should refer to the section above entitled “Contacting the Board.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, BY ADVISORY VOTE, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND ACCOMPANYING COMPENSATION TABLES AND NARRATIVES IN THIS PROXY STATEMENT. COMMON SHARES OR CLASS B SHARES REPRESENTED BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND ACCOMPANYING COMPENSATION TABLES AND NARRATIVES IN THIS PROXY STATEMENT.

PROPOSAL 3— RATIFICATION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2022
The Audit Committee has selected Deloitte & Touche LLP as the Company’s independent auditors for fiscal 2022. Although not required to be submitted to a shareholder vote, our board of directors believes it appropriate to obtain shareholder ratification of the Audit Committee’s action in appointing Deloitte & Touche LLP as the Company’s independent registered public accounting firm. Should such appointment not be ratified by our shareholders, the Audit Committee will reconsider the matter. The Audit Committee expects that the full board of directors will ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm at their first meeting after the Meeting. The Audit Committee's selection of Deloitte & Touche LLP as the Company's independent auditor for fiscal 2022 will be ratified if the votes cast in favor of the proposal exceed those cast against the proposal. Abstentions and broker non-votes will not affect the voting results for this proposal.

THE BOARD RECOMMENDS THE RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2022 AND URGES EACH SHAREHOLDER TO VOTE “FOR” SUCH RATIFICATION. COMMON SHARES OR CLASS B SHARES REPRESENTED BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTING FIRM FOR FISCAL 2022.

POLICIES AND PROCEDURES GOVERNING RELATED PERSON TRANSACTIONS
Our board of directors has adopted written policies and procedures regarding related person transactions. For purposes of these policies and procedures:
•a “related person” means any of our directors, executive officers or nominees for director, any immediate family members of those individuals, and any holders of more than 5% of our Common Shares or Class B Common Shares; and
•a “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are to be a participant, the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest.
Each of our executive officers, directors and nominees for director is required to disclose to the company certain information relating to related person transactions. Any potential related party transaction is first reviewed by the company’s General Counsel, Internal Audit Department or management to determine, among other items, whether the proposed transaction is on terms at least as favorable as could be obtained from a non-affiliated third party. If approved, the proposed transaction is then submitted to the Corporate Governance and Nominating Committee for final approval. Approval by the Corporate Governance and Nominating Committee is required before engaging in the related person transaction. The decision of the Corporate Governance and Nominating Committee whether or not to approve or ratify a related person transaction is to be made in light of the Corporate Governance and Nominating Committee’s determination of whether the transaction is in our and our shareholders’ best interests and/or whether the transaction has potential conflicts of interests. Any related person transaction must be disclosed to our Audit Committee and to our full board of directors.
Pursuant to these policies and procedures, our Corporate Governance and Nominating Committee ratified the following ongoing related person transactions:
We were provided 75 automobiles for use from time to time during fiscal 2021 by Selig Leasing Co., Inc., in respect of which we paid an aggregate of $435,000 to Selig Leasing in fiscal 2021. As in prior years, the amounts we paid to Selig Leasing did not exceed the out-of-pocket expenses incurred by Selig Leasing in providing these vehicles for our use. Allan H. Selig, one of our directors, is the chief executive officer and sole shareholder of Selig Leasing.
We lease a suite and purchase tickets for Milwaukee Brewers baseball games at American Family Field in Milwaukee, Wisconsin, for the benefit of customers, vendors, associates, significant shareholders and charitable purposes. We paid an aggregate of $67,000 to the Milwaukee Brewers Baseball Club, LP in fiscal 2021. Stephen H. Marcus, our chairman of the board, is trustee of a trust that owns a minority equity interest in the Milwaukee Brewers Baseball Club, LP.
We have an administrative services agreement with Marcus Investments, LLC, which is owned by the three sons of Stephen H. Marcus, our chairman, including Gregory S. Marcus, our president and chief executive officer. The agreement provides that Marcus Investments may not invest in businesses that compete with our motion picture theatre exhibition or hotels or resorts businesses. Pursuant to the agreement, we from time to time provide various administrative support services, legal services and related equipment to Marcus Investments in support of its business. Such services are provided solely at our discretion so that the performance of these services does not interfere with or otherwise adversely affect our business or operations. Marcus Investments pays us not less than our fully-allocated direct and indirect costs and expenses for providing any such services. During fiscal 2021, Marcus Investments made aggregate payments to us of $59,000 for the provision of the aforementioned services. The agreement is subject to annual review and re-approval, by our Corporate Governance and Nominating Committee, which reapproved the agreement in February 2021. Additionally, during fiscal 2021, our theatre division licensed the Zaffiro’s pizza recipe and related intellectual property rights from an entity that is owned by Marcus Investments, LLC. During fiscal 2021, we paid such entity approximately $267,000 in licensing fees.

OTHER MATTERS
Deloitte & Touche LLP acted as our independent auditors during fiscal 2021 and fiscal 2020. Representatives from Deloitte & Touche LLP are expected to be present at the Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate shareholder questions. Deloitte & Touche LLP’s fees for fiscal 2021 and fiscal 2020 are summarized in the following table:

	2021	2020
Audit Fees(1)	$801,750	$894,000
Audit-Related Fees(2)	26,000	110,000
Tax Fees	—	—
All Other Fees(3)	2,000	—
Total Fees	$829,750	$1,004,000
_____________________
(1)In 2021 and 2020, we agreed to pay Deloitte & Touche LLP additional fees for auditing work on COVID-19 pandemic-related accounting matters.
(2)Audit-related fees in 2021 consist of fees billed in connection with the filing of registration statements. Audit-related fees in 2020 consist of fees billed in connection with our convertible debt issuance and related comfort letter in September 2020.
(3)All other fees in 2021 consist of fees billed in connection with an accounting research tool subscription.

Our Audit Committee pre-approves the provision of all auditing and non-audit services by our independent auditors. During our fiscal 2021 and fiscal 2020, all of the services related to the audit and other fees described above were pre-approved by our Audit Committee and none were provided pursuant to any waiver of the pre-approval requirement.
As noted in the Audit Committee Report, our Audit Committee has considered whether Deloitte & Touche LLP’s provision of non-audit services is compatible with its independence.

Delinquent Section 16(a) Reports

Our directors and executive officers are required to report their ownership of Common Shares and Class B Shares and any changes in that ownership to the SEC and the NYSE. Based upon our review of copies of the reports filed with the SEC and the representations of the persons involved, we believe that all of our directors and executive officers have complied with the requirements for fiscal 2021, except that, as a result of an administrative oversight, a Form 4 for each of the following non-employee directors relating to the annual stock grant retainer made on May 6, 2021 were filed with the SEC on July 21, 2021: Katherine Gehl, Bruce Olson, Brian Stark, Timothy Hoeksema, David Baum, Philip Milstein, Alan Selig and Diane Gershowitz.
We have filed an Annual Report on Form 10-K with the SEC for fiscal 2021, which ended on December 30, 2021. A copy of our Form 10-K (excluding exhibits) is available online at www.proxyvote.com and also through our investor relations website, investors.marcuscorp.com. In addition, we will provide to any shareholder, without charge, upon written request of such shareholder, an additional copy of such Annual Report and a copy of any other document referenced in this proxy statement as being available to a shareholder upon request. Such requests should be addressed to Thomas F. Kissinger, Senior Executive Vice President, General Counsel and Secretary, The Marcus Corporation, 100 East Wisconsin Avenue, Suite 1900, Milwaukee, Wisconsin 53202-4125.
Our board of directors does not intend to present at the Meeting any matters for shareholder action other than the matters described in the Notice of Annual Meeting. Our board of directors does not know of any other matters to be brought before the Meeting that will require the vote of shareholders. If any other business or matters properly come before the Meeting, the proxies named in the accompanying proxy will vote on such business or matters in accordance with their best judgment.
We did not receive any shareholder proposals for consideration at the Meeting. A shareholder wishing to include a proposal in our proxy statement for our 2023 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Exchange Act must forward the proposal to us by December 1, 2022. In addition, a shareholder who otherwise intends to present business at our 2023 Annual Meeting of Shareholders (including nominating persons for election as directors) must comply with the requirements set forth in our By-laws. Among other things, to bring business before an annual meeting, a shareholder must give written notice thereof, complying with the By-laws, to our Secretary not later than 45 days prior to the date in the current year corresponding to the date on which we first mailed our proxy materials for the prior year’s annual meeting. Accordingly, if we do not receive notice of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 prior to February 14, 2023, the notice will be considered untimely and we will not be required to present such proposal at the 2022 Annual Meeting of Shareholders. If our board of directors chooses to present such proposal at our 2023 Annual Meeting of Shareholders, the persons named in proxies solicited by the board of directors for the 2023 Annual Meeting of Shareholders may exercise discretionary voting power with respect to such proposal.
We have paid the cost of soliciting proxies. We expect to solicit proxies primarily by mail. Proxies may also be solicited personally and by telephone by certain of our officers and employees. We will reimburse brokers and other holders of record for their expenses in communicating with the persons for whom they hold Common Shares or Class B Shares. We do not intend to specially engage anyone to solicit proxies or to pay special compensation for that purpose, but we reserve the right to do so should we conclude that such efforts are needed.

On Behalf of the Board of Directors
Thomas F. Kissinger Senior Executive Vice President, General Counsel and Secretary
Milwaukee, Wisconsin
March 31, 2022

The Marcus Corporation

THE MARCUS CORPORATION
ATTN: THOMAS KISSINGER
100 EAST WISCONSIN AVE, STE 1900
MILWAUKEE, WI 53202-4125

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 9, 2022 for shares held directly and by 11:59 P.M. Eastern Time on May 5, 2022 for shares held in a 401(k) plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 9, 2022 for shares held directly and by 11:59 P.M. Eastern Time on May 5, 2022 for shares held in a 401(k) plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D72804-P66246 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE MARCUS CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Stephen H. Marcus
02) Gregory S. Marcus
03) Diane Marcus Gershowitz
04) Allan H. Selig
05) Timothy E. Hoeksema
06) Bruce J. Olson
07) Philip L. Milstein
08) Brian J. Stark
09) Katherine M. Gehl
10) David M. Baum

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: This proxy, when properly executed will be voted as directed or, if no direction is given, will be voted for the 10 director nominees indicated above, for item 2 and item 3. It will also be voted in accordance with the best judgment of the proxies named herein on any other matters that may properly come before the annual meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

D72805-P66246

THE MARCUS CORPORATION
Annual Meeting of Shareholders
May 10, 2022 9:00 A.M. CDT
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Stephen H. Marcus and Thomas F. Kissinger, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock and/or Class B Common Stock of THE MARCUS CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, CDT on Tuesday, May 10, 2022, at Movie Tavern Brookfield Square, 175 S. Moorland Rd, Brookfield, WI 53005, and any adjournment or postponement thereof. The shareholder(s) acknowledge(s) receipt of the Notice of Annual Meeting, the Proxy Statement, the 2021 Annual Report on Form 10-K and hereby revokes any other proxy the shareholder(s) may have executed previously for the 2022 Annual Meeting of Shareholders.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. If other matters properly come before the meeting or any adjournment or postponement thereof, the above named proxies will vote on such matters in their best judgment.

This proxy covers all the shares for which the undersigned has the right to give voting instructions to Principal Retirement & Income Solutions, Trustee of The Marcus Corporation Pension Plus Plan. This proxy, when properly executed, will be voted as directed. If voting instructions are not received by the proxy tabulator by 11:59 P.M. ET on May 5, 2022, the Trustee will be deemed to have been instructed to vote the shares held in The Marcus Corporation Pension Plus Plan in the same proportion as the shares for which the Trustee has received timely voting instructions from others.

Continued and to be signed on reverse side